EXHIBIT 2.1
EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT
dated
October 1, 2017

by and among

MEDALLION MIDLAND ACQUISITION, LLC,
a Delaware limited liability company,
MEDALLION GATHERING & PROCESSING, LLC,
a Texas limited liability company,
LAREDO MIDSTREAM SERVICES, LLC,
a Delaware limited liability company,
and
MEDALLION MIDSTREAM HOLDINGS, LLC,
a Delaware limited liability company

i

EXHIBITS
Exhibit A	Calculation of Adjustment Amount
Exhibit B	Restricted Area
Exhibit C	[Reserved]
Exhibit D	Capital Expenditures Budget

SCHEDULES
Schedule 1.1(b)	Knowledge
Schedule 1.1(c)	Permitted Liens
Schedule 1.1(d)	Pro Rata Percentages
Schedule 1.1(e)	Special Material Contracts

Schedule 2.1	Membership Interests
Schedule 2.2(b)	Additional Payment
Schedule 2.3(f)	Wire Instructions
Schedule 3.2(a)	Capitalization
Schedule 3.2(b)	Capitalization Matters
Schedule 3.2(c)	Subsidiaries
Schedule 3.3	Indebtedness
Schedule 3.4(a)	Company Required Governmental Authorizations
Schedule 3.4(b)	No Conflict – Acquired Companies
Schedule 3.5	Legal Proceedings – Acquired Companies
Schedule 3.6(a)	Financial Statements
Schedule 3.6(b)	GAAP Compliance
Schedule 3.7	Undisclosed Material Liabilities
Schedule 3.8	Absence of Certain Changes
Schedule 3.9(a)	Owned Real Property
Schedule 3.9(b)	Leased Real Property
Schedule 3.9(c)	Easements
Schedule 3.11	Sufficiency of Company Assets
Schedule 3.12	Governmental Authorizations; Compliance with Law
Schedule 3.13	Taxes
Schedule 3.14	Environmental Matters
Schedule 3.15(a)	Material Contracts
Schedule 3.15(b)	Material Contract Breach; Acreage Swaps
Schedule 3.17	Related Party Transactions
Schedule 3.18	Brokers’ Fees – Acquired Companies and Sellers
Schedule 3.20	Insurance Policies
Schedule 3.21	Intellectual Property
Schedule 3.22	Bank Accounts and Powers of Attorney
Schedule 4.3(a)	Seller Required Governmental Authorizations
Schedule 4.3(b)	No Conflict – Seller
Schedule 6.1	Conduct of the Acquired Companies
Schedule 6.18	Company Guarantees
Schedule 8.2(c)	Resignation Individuals
Schedule 8.2(f) Part 1	Terminated Contracts
Schedule 8.2(f) Part 2	Assigned Contracts

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT
This Membership Interest Purchase and Sale Agreement (this “Agreement”), dated October 1, 2017 (the “Execution Date”) is entered into by and among (i) Medallion Midland Acquisition, LLC, a Delaware limited liability company (“Buyer”), (ii) Medallion Gathering & Processing, LLC, a Texas limited liability company (the “Company”), and (iii) Medallion Midstream Holdings, LLC, a Delaware limited liability company (“Medallion”), and Laredo Midstream Services, LLC, a Delaware limited liability company (“Laredo” and together with Medallion, collectively, the “Sellers” and each individually, a “Seller”). Buyer, the Company and the Sellers are collectively referred to as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, the Sellers collectively own all of the issued and outstanding limited liability company interests (the “Membership Interests”) in the Company;
WHEREAS, subject to the terms and conditions of this Agreement (as defined below) and the other Transaction Documents (as defined below), the Parties desire that, at the closing of the transactions contemplated by this Agreement and the Transaction Documents, the Sellers will sell to Buyer, and Buyer will purchase from the Sellers, all of the Membership Interests upon the terms set forth herein;
WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer has delivered to Sellers that certain limited guarantee of Parent, dated as of the date hereof, guaranteeing the obligations of Buyer to pay the Reverse Termination Fee pursuant to the terms and conditions thereof (the “Limited Guarantee”); and
WHEREAS, simultaneously herewith, an Affiliate of Buyer is entering into a membership interest purchase and sale agreement (the “MOC Purchase Agreement”) with Medallion Midstream, LLC, a Delaware limited liability company, and MOC Holdings, LLC, a Delaware limited liability company, each of which are Affiliates of Medallion, pursuant to which an Affiliate of Buyer will acquire 100% of the outstanding equity interests in Medallion Operating Company, LLC, a Delaware limited liability company (“MOC”);
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1    Definitions. As used herein, the following terms will have the following meanings:
“Accountant” has the meaning provided such term in Section 2.3(d).
“Acquired Companies” means the Company and the Company’s Subsidiaries, collectively, and “Acquired Company” means any of them individually.

“Acquisition Proposal” has the meaning provided such term in Section 6.13.
“Additional Payment” has the meaning provided such term in Section 2.2(b).
“Adjustment Amount” has the meaning provided in Exhibit A.
“Adjustment Notice” has the meaning provided such term in Section 2.3(b).
“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person; provided, that, for purposes of Section 6.20, with respect to Medallion, the term “Affiliate” does not include any Persons that are not controlled by Medallion, including other portfolio companies controlled by (a) any equity interest owner, directly or indirectly, of Medallion or (b) Affiliates of any equity interest owner of Medallion; provided, further, that for purposes of Section 3.15 and Section 3.17 an Affiliate of the Company shall also include any Affiliates of Medallion and Laredo; provided, further, that, for purposes of Section 5.3(a) and Section 6.13, with respect to Buyer, the term “Affiliate” does not include any Person (i) that is a fund, separate managed account or other investment vehicle or entity (including, in each case, any alternative investment vehicle, coinvestment vehicle, parallel fund or feeder fund thereof or related thereto) managed, advised or jointly-managed or jointly-advised, directly or indirectly, from time to time by Global Infrastructure Management, LLC or any of its subsidiaries (including any general partner, manager, trustee, nominee or custodian of any of the foregoing, to the extent acting in such capacity), or (ii) that is a subsidiary or portfolio company of any person described in clause (i) above other than any subsidiary or portfolio company beneficially owning Buyer; provided, further, that, for purposes of this Agreement, Warburg Pincus LLC and its Affiliates and all private equity funds and portfolio companies owned or managed by Warburg Pincus LLC or its Affiliates shall not be deemed to be Affiliates of the Company or Sellers. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including voting securities, by contract or agency or otherwise.
“Agreement” means this Membership Interest Purchase and Sale Agreement, as amended from time to time in accordance with the terms hereof.
“Asserted Liability” has the meaning provided such term in Section 10.5(a).
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.
“Buyer” has the meaning provided such term in the Preamble.
“Buyer Indemnified Parties” has the meaning provided such term in Section 10.2(a).
“Casualty Loss” has the meaning provided such term in Section 6.12(a).

“Casualty Notice” has the meaning provided such term in Section 6.12(a).
“Claim” means any demand, claim, action, investigation or Legal Proceeding.
“Claim Notice” has the meaning provided such term in Section 10.5(a).
“Closing” has the meaning provided such term in Section 8.1.
“Closing Amount” has the meaning provided such term in Section 2.2(a)(iii).
“Closing Date” has the meaning provided such term in Section 8.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning provided such term in the Preamble.
“Company Assets” means the Personal Property and the Real Property.
“Company Business” means the business of the Acquired Companies, including the ownership and operation of the Company Assets.
“Company Guarantees” means those guarantees, letters of credit, bonds, sureties and other forms of credit support or assurances provided by a Seller or any of its Affiliates in support of obligations of an Acquired Company.
“Company IT Assets” means any and all IT Assets owned, licensed, leased, used or held for use by the Acquired Companies.
“Company Required Governmental Authorizations” has the meaning provided such term in Section 3.4(a).
“Company Transaction Expense Amount” has the meaning provided such term in Exhibit A.
“Company’s Marks” has the meaning provided such term in Section 6.19(a).
“Condemnation” has the meaning provided such term in Section 6.12(a).
“Confidential Material” means all information (written or oral) that is confidential, proprietary or not otherwise generally available to the public that relates solely to the Company or any of its Subsidiaries. The term “Confidential Material” shall not include (a) information that is or becomes generally available to the public, other than as a result of disclosure by a Seller, its Affiliates or Representatives in violation of this Agreement, (b) information that is or becomes available to such Seller or its Representatives from a Person other than Buyer, the Company or the Company’s Subsidiaries on a non‑confidential basis, provided, that such Person was not known by such Seller, its Affiliates or Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer, the

Company or any of the Company’s Subsidiaries or its Representatives with respect to such materials, or (c) information developed by a Seller or any of its Affiliates independently of and without reference to any Confidential Material.
“Confidentiality Agreement” means the Confidentiality Agreement dated June 22, 2017 between the Company and Global Infrastructure Management, LLC.
“Controlled Group Liabilities” means any and all liabilities of any Acquired Company or any of their ERISA Affiliates (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of any foreign Laws.
“Data Security Requirements” mean, collectively, all of the following to the extent relating to privacy, data protection or security (including any security breach notification requirements) of information (including personal data or personally identifiable information): all (a) Laws, including those concerning the privacy or security of personal information, personal data and personally identifiable information (and the collection, storage, use, access, disclosure, processing, security, or transfer of any of the foregoing, data security, cybersecurity, and e-commerce, and all regulations promulgated and guidance issued by any Governmental Authority (including staff reports) thereunder and any security breach notification requirements, (b) the Acquired Companies’ own rules, policies, procedures and public statements (including all data protection and privacy policies and related notices), (c) industry standards applicable to the industry in which the Acquired Companies operate (including the Payment Card Industry Data Security Standards as promulgated by the Payment Card Industry Security Standards Council), and (d) Contracts into which any Acquired Company has entered or by which it is otherwise bound.
“De Minimis Loss” has the meaning provided such term in Section 10.4(a).
“Deductible” has the meaning provided such term in Section 10.4(a).
“Determination Date” has the meaning provided such term in Section 2.3(d).
“Direct Claim” has the meaning provided such term in Section 10.5(d).
“Divestiture Action” has the meaning provided such term in Section 6.2(b).
“Dollars” and “$” mean the lawful currency of the United States.
“Due Diligence Information” has the meaning provided such term in Section 6.22(c)(iii).
“Easements” has the meaning provided such term in Section 3.9(c).
“Engineering Firm” has the meaning provided such term in Section 6.12(a).

“Environmental Law” means any and all Laws pertaining to or regulating pollution, the environment, natural resources, waste management, health (as affected by Hazardous Substances), safety (as affected by Hazardous Substances) or a Hazardous Substance, including: the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 300f et seq.; and any analogous state or local Laws, and the regulations promulgated pursuant thereto.
“Environmental Permits” means any federal, state, local, provincial, foreign, or other permit, license, approval, exemption, identification number, consent or authorization issued or required by any Governmental Authority under or in connection with any Environmental Laws.
“Equity Commitment Letter” has the meaning provided such term in Section 5.7.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that is considered a single employer with an Acquired Company under ERISA Section 4001(b) or part of the same “controlled group” as such Acquired Company or any of its Affiliates for purposes of Sections 414(b), (c), (m) or (o) of the Code; provided, however, that an ERISA Affiliate of a Seller shall not include any Person that is not a member of a parent-subsidiary group of trades or businesses that includes such Seller.
“Estimated Adjustment Amount” has the meaning provided such term in Section 2.3(a).
“Excepted Losses” means (a) Losses based on breaches of the Fundamental Representations, Section 3.13 of this Agreement, Section 3.11 of the MOC Purchase Agreement or covenants in this Agreement or the MOC Purchase Agreement relating to Taxes that are indemnified pursuant to Section 10.2(b)(i), Section 10.2(b)(ii), Section 10.2(d)(i) or Section 10.2(d)(ii), (b) Losses that are indemnified as Seller Taxes as set forth in Section 10.2(b)(iv), MOC Seller Taxes as set forth in Section 10.2(d)(iii) or in respect of Sellers’ own Taxes as set forth in Section 10.2(d)(iii) or (f), (c) Losses arising from Fraud, or (d) Losses that are indemnified pursuant to Section 10.2(b)(iii).
“Execution Date” has the meaning provided such term in the Preamble.
“Facilities” has the meaning provided such term in the MOC Purchase Agreement.
“Final Adjustment Amount” has the meaning provided such term in Section 2.3(b).
“Final Allocation Schedule” has the meaning provided such term in Section 2.4(b).
“Financial Statements” has the meaning provided such term in Section 3.6(a).

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the debt financing and each other Persons that commits to provide or otherwise provides the debt or equity financing in accordance with this Agreement, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.
“Fraud” means (a) a false representation of a material fact, (b) made with knowledge or belief of its falsity, (c) with the intent of inducing the other Person to act, or refrain from acting, and (d) upon which the other Person acted or did not act in justifiable reliance on the representation, with resulting Losses, and which shall expressly exclude constructive fraud.
“Fundamental Representations” means (a) the representations and warranties contained in Section 3.1 (Due Organization; Qualification), Section 3.2 (Capitalization; Subsidiaries), Sections 3.4(a) and 3.4(b)(i) (No Conflict), Section 3.18 (Brokers’ Fees), Section 4.1 (Status of Seller), Section 4.2 (Authorization; Enforceability), Sections 4.3(a) and 4.3(b)(i) (No Conflict), Section 4.4 (Title to Membership Interests), Section 5.1 (Status of Buyer), Section 5.2 (Authorization; Enforceability), Sections 5.3(a) and 5.3(b)(i) (No Conflict), and Section 5.5 (Brokers’ Fees) of this Agreement and (b) the representations and warranties contained in Section 3.1 (Due Organization; Qualification), Section 3.2 (Capitalization; Subsidiaries), Sections 3.4(a) and 3.4(b)(i) (No Conflict), Section 3.16 (Brokers’ Fees), Section 4.1 (Status of Seller), Section 4.2 (Authorization; Enforceability), Sections 4.3(a) and 4.3(b)(i) (No Conflict), Section 4.4 (Title to Membership Interests), Section 5.1 (Status of Buyer), Section 5.2 (Authorization; Enforceability), Sections 5.3(a) and 5.3(b)(i) (No Conflict), and Section 5.5 (Brokers’ Fees) of the MOC Purchase Agreement.
“GAAP” means generally accepted accounting principles of the United States, consistently applied.
“Governmental Authority” means any court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit thereof, including any Taxing Authority.
“Governmental Authorization” means any franchise, permit, license, authorization, certificate, registration, plan, exemption, variance, decree, agreement, right or other consent or approval granted by, or subject to approval by, any Governmental Authority.
“Hazardous Substance” means (a) crude petroleum, oil, crude oil, waste oil, petrochemical or petroleum products, hydrocarbons, petroleum, liquid and gaseous hydrocarbons, diesel fuels, natural gas, natural gas liquids, casinghead gas, drip gasoline, condensate, distillate, drilling liquids, mud, and all constituents, elements, byproducts, breakdown products, fractions, derivatives, or compounds thereof and products refined or processed therefrom, (b) regulated radioactive materials, asbestos, asbestos-containing materials and polychlorinated biphenyls (c) any substance that is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “hazardous substance,” or “toxic substance,” or otherwise classified by a Governmental Authority as hazardous or toxic and (d) any substance defined, regulated, prohibited or limited under, or that may give rise to liability pursuant to, any applicable Environmental Law because of its actual or potential adverse effects upon health or the environment.
“Holdings” means GIP III Trophy Intermediate Holdings, L.P., a Delaware limited partnership.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations promulgated thereunder.
“Income Taxes” means any income, franchise and similar Taxes.
“Indebtedness” means all obligations of a Person (a) for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including (i) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under any credit agreement or a standby letter of credit or (ii) any guaranty with respect to indebtedness for borrowed money of another Person, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn‑out” payments, whether or not matured, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (d) indebtedness secured by a Lien on assets or properties of such Person, (e) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (f) any liability of such Person in respect of banker’s acceptances or letters of credit (to the extent drawn), (g) obligations under any interest rate, currency or other hedging agreement, (h) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (j) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (i) above, or (k) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (j) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto; provided, however, that Indebtedness will expressly exclude trade payables incurred in the ordinary course of business to the extent reflected as a Current Liability in the calculation of Net Working Capital.
“Indebtedness Amount” has the meaning provided such term in Exhibit A.
“Indemnity Cap” means (a) for the period from Closing to the date that is nine months following the Closing, an amount equal to (i) the Purchase Price multiplied by (ii) 10%, and (b) for the period following the date that is nine months following the Closing, an amount equal to (i) the Purchase Price multiplied by (ii) 7.5%, in each case determined by reference to the date on which the Claim Notice in respect of such matter is delivered hereunder.

“Inspection Indemnitees” has the meaning provided such term in Section 6.3(c).
“Intellectual Property” means all intellectual property rights, both statutory and under common law, if applicable, including: (a) works of authorship, copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, other indicia of origin, and registrations and applications for registrations thereof and all goodwill arising therefrom, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.
“Interim Financial Statements” has the meaning provided such term in Section 3.6(a)(ii).
“IT Assets” mean any and all computers, software (whether in object or source code form), databases, hardware, servers, workstations, routers, hubs, switches, data communications lines, websites (including the content thereon) and all other information technology equipment and assets, including outsourced or cloud computing arrangements.
“Knowledge” means: (a) with respect to the Company, the knowledge of the natural Persons identified on Schedule 1.1(b) as “Company’s Persons with Knowledge” after such inquiry as such individuals would normally conduct in the ordinary course of their duties, (b) with respect to any Seller, the knowledge of the natural Persons identified on Schedule 1.1(b) as “Seller’s Persons with Knowledge” for such Seller after such inquiry as such individuals would normally conduct in the ordinary course of their duties and (c) with respect to Buyer, the knowledge of the natural Persons identified on Schedule 1.1(b) as “Buyer’s Persons with Knowledge” after such inquiry as such individuals would normally conduct in the ordinary course of their duties.
“Laredo” has the meaning provided such term in the Preamble.
“Laredo Counsel” has the meaning provided such term in Section 11.19(b).
“Laredo Indemnifying Parties” means Laredo and Laredo Petroleum, Inc., a Delaware corporation.
“Law” means all applicable laws, statutes, rules, regulations, codes, ordinances, Governmental Authorizations, variances, Orders and licenses of a Governmental Authority having jurisdiction over the assets or the properties of any Party and the operations thereof.
“Leased Real Property” has the meaning provided such term in Section 3.9(b).
“Legal Proceeding” means any judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other proceeding (public or private) before any Governmental Authority.

“License Term” has the meaning provided such term in Section 6.19(b).
“Lien” means any liens, rights of first refusal, claims, easements, charge, pledge, option, indentures, mortgage, deed of trust, hypothecation, encumbrance, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements or security interest.
“Limited Guarantee” has the meaning set forth in the Recitals.
“Loss” means (a) any and all Claims, judgments, losses, Taxes, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, expenses (including reasonable fees of attorneys, accountants and other professional advisors) and (b) any losses or costs incurred in investigating, defending or settling any claim, action or cause of action described in clause (a), whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened. For all purposes in this Agreement, the term “Losses” will not include any Non-Reimbursable Damages.
“Material Adverse Effect” means a change, effect, event or occurrence that, individually or in the aggregate with all other such changes, effects, events and occurrences, is or would reasonably be expected to be materially adverse to the business, properties, condition (financial or otherwise) or results of operations of the Acquired Companies or MOC, taken as a whole; provided, however, that in no event will any change, effect, event or occurrence that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) this Agreement or any actions taken in compliance with this Agreement (including any delay in connection with actions taken pursuant to Section 6.2 but excluding Section 6.1) or the announcement thereof (including any loss of, or adverse change in, the relationship of an Acquired Company with its respective customers, partners, employees, Financing Sources or suppliers caused by the announcement of the transactions contemplated by this Agreement), (b) the MOC Purchase Agreement or any actions taken in compliance with the MOC Purchase Agreement (including any delay in connection with actions taken pursuant to Section 6.2 of the MOC Purchase Agreement but excluding Section 6.1 of the MOC Purchase Agreement) or the announcement thereof (including any loss of, or adverse change in, the relationship of the Company with its customers, partners, employees, Financing Sources or suppliers caused by the announcement of the transactions contemplated by this Purchase Agreement), (c) changes or conditions affecting the oil and gas industry (including changes in commodity prices, general market prices and regulatory changes affecting such industry generally and drilling, producing, gathering, processing, transportation, storing and marketing activity, costs or margins) generally or regionally, (d) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations), (e) changes in Law, GAAP or interpretations thereof, (f) fluctuations in currency exchange rates, (g) acts of war, insurrection, sabotage or terrorism (including cyberterrorism), the outbreak, engagement or escalation of hostilities involving the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, the declaration by the United States of a national emergency or war, the occurrence of any natural disasters, or national or international political or social actions or conditions, including any crisis affecting public health, safety or welfare, (h) any act, or omission to act, by a Seller or an Acquired Company expressly contemplated by this Agreement and necessary to consummate the transactions contemplated hereby (other than Section 6.1), or taken (or omitted to be taken) at the request of, or with the consent or waiver of, Buyer or its Affiliates (other than with respect to Section 6.1), (i) any act, or omission to act, by Medallion Midstream, LLC, MOC Holdings, LLC, or MOC expressly contemplated by the MOC Purchase Agreement and necessary to consummate the transactions contemplated thereby (other than Section 6.1 of the MOC Purchase Agreement), or taken (or omitted to be taken) at the request of, or with the consent or waiver of, Holdings or its Affiliates (other than with respect to Section 6.1 of the MOC Purchase Agreement), (j) any act or omission to act by Buyer, Holdings or any of their respective Affiliates, or (k) any failure of an Acquired Company or MOC to meet any budgets, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period (as distinguished from any change, effect, event or occurrence giving rise or contributing to such failure); provided, further, that any change, effect, event or occurrence referred to in the immediately preceding clauses (c), (d), (e), (f) or (g) will be taken into account for purposes of determining whether there has been a Material Adverse Effect if and to the extent such change, effect, event or occurrence adversely affects Acquired Companies or MOC, taken as a whole, in a disproportionately adverse manner relative to other companies operating in the industries in which the Acquired Companies or MOC operate; provided, further, that, with respect to the Laredo Indemnifying Parties, the term “Material Adverse Effect” does not include any references to MOC, Holdings or the MOC Purchase Agreement or their impact on the Company’s representations, covenants or otherwise in this Agreement.
“Marks” has the meaning provided such term in Section 6.19(a).
“Marks License” has the meaning provided such term in Section 6.19(b).
“Material Contracts” has the meaning provided such term in Section 3.15(a).
“Medallion” has the meaning provided such term in the Preamble.
“Medallion Counsel” has the meaning provided such term in Section 11.19(b).
“Medallion Indemnifying Parties” means Medallion, The Energy & Minerals Group Fund II, L.P., EMG Fund II Offshore Holdings, LP and EMG Fund II Dutch Offshore Holdings, LP.
“Medallion System” means the crude oil gathering, transportation, storage, and delivery system owned by the Acquired Companies.
“Member Indemnified Persons” has the meaning provided such term in Section 6.17(a).
“Membership Interests” has the meaning provided such term in the Recitals.
“Membership Interest Assignment” has the meaning provided such term in Section 8.2(a).

“MOC” has the meaning provided such term in the Recitals.
“MOC Purchase Agreement” has the meaning provided such term in the Recitals.
“MOC Seller Taxes” has the meaning provided such term in the MOC Purchase Agreement.
“Net Working Capital” has the meaning provided such term in Exhibit A.
“Non-Reimbursable Damages” has the meaning provided such term in Section 10.6(c).
“NWC Adjustment Amount” has the meaning provided such term in Exhibit A.
“Order” means any order, judgment, injunction, award, decree, writ or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.
“Organizational Documents” means any charters, articles of incorporation, certificates of incorporation, certificates of formation, articles of association, bylaws, operating agreements, certificates of limited partnership, partnership agreements, limited liability company agreements, regulations, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of any Person, including any amendments thereto.
“Outside Date” means the date that is 60 days after the Execution Date; provided, however, that if the applicable waiting periods (and any extensions thereof) under the HSR Act have not expired or otherwise been terminated on or prior to such date because a Governmental Authority has made a request for additional information or documentary material relevant to the transactions contemplated by this Agreement or the other Transaction Documents after the initial filings as may be required by the HSR Act, then the Outside Date will automatically be extended by an additional 60 days (or such later date as may be extended by mutual agreement of the Parties).
“Owned IP” means all Intellectual Property (including all proprietary software) owned (or purported) to be owned by any Acquired Company.
“Owned Real Property” has the meaning provided such term in Section 3.9(a).
“Parent” means Global Infrastructure Partners III-A/B, L.P., a Delaware limited partnership, Global Infrastructure Partners III-C Intermediate, L.P., a Cayman limited partnership, Global Infrastructure Partners III-C2 Intermediate, L.P., an English limited partnership, and GIP III Friends & Family Fund, L.P., a Delaware limited partnership.
“Parent Ultimate Exit” means the first date that none of Parent or Parent’s Affiliates that are transferees of Parent’s equity investment in the Acquired Companies, if any, own a direct or indirect interest in the Acquired Companies.

“Party” or “Parties” has the meaning provided such term in the Preamble.
“Payoff Letters” has the meaning provided such term in Section 8.2(d).
“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or for amounts being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) public roads and highways, (d) purchase money Liens and Liens securing rental payments under capital lease arrangements, (e) Liens and other rights reserved by or in favor of (i) any landlord under a Real Property Lease or (ii) any grantor under the instrument creating or vesting title in and to any Owned Real Property, (f) Liens contained in the Organizational Documents of an Acquired Company, (g) Liens created by Buyer or its Affiliates, (h) with respect to the Real Property, (i) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Real Property and not violated by the current, or currently anticipated, use and operation of the Real Property; provided that such regulations, individually and in the aggregate, do not impair in any material respect the value of, or the occupancy, use or operation of any Real Property for purposes of the Company Business or performance under any Material Contract, (ii) covenants, conditions, restrictions, easements and other similar matters that would be disclosed by an inspection or accurate survey of any parcel of Real Property; provided that such covenants, conditions, restrictions, easements and other similar matters, individually and in the aggregate, do not impair in any material respect the value of, or the occupancy, use or operation of any Real Property for purposes of the Company Business or performance under any Material Contract, and (iii) any easement, encroachment, restriction, right-of-way and any other non-monetary title defect, whether or not of record; provided that, any such easements, encroachments, restrictions, rights-of-way and other non-monetary title defects, individually and in the aggregate, do not impair in any material respect the value of, the occupancy, use or operation of any Real Property for purposes of the Company Business or performance under any Material Contract, and (i) those matters identified on Schedule 1.1(c).
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority or political subdivision thereof.
“Personal Property” means the crude oil pipelines, pumps, facilities, crude storage tanks and related equipment, truck unloading stations and other personal property interests owned by the Acquired Companies and located in Crane County, Texas, Glasscock County, Texas, Howard County, Texas, Irion County, Texas, Martin County, Texas, Midland County, Texas, Mitchell County, Texas, Reagan County, Texas, Scurry County, Texas and Upton County, Texas, on, over or across the Real Property, but specifically excluding the Real Property itself.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, including any equity purchase, equity option, severance, retention, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and each other plan, agreement, program, policy or other arrangement sponsored, maintained or contributed to by an Acquired Company or any of its ERISA Affiliates under which an Acquired Company has any liability contingent or otherwise.
“Post-Closing Statement” has the meaning provided such term in Section 2.3(b).
“Pre-Closing Period” shall mean any Tax period ending on or before the Closing Date.
“Preliminary Settlement Statement” has the meaning provided such term in Section 2.3(a).
“Privileged Communications” has the meaning provided such term in Section 11.19(b).
“Pro Rata Percentage” means the percentage interest of each Seller in the aggregate consideration paid to the Sellers pursuant to this Agreement as listed on Schedule 1.1(d).
“Property Taxes” means ad valorem, property or similar Taxes (including any interest, fine, penalty or additions to tax imposed by any Taxing Authority in connection with such Taxes) based upon operation or ownership of the Company Assets.
“Proposed Allocation Schedule” has the meaning provided such term in Section 2.4(b).
“Purchase Price” has the meaning set forth in Section 2.2.
“Real Property” means the Owned Real Property, the Leased Real Property and the Easements.
“Real Property Leases” has the meaning provided such term in Section 3.9(b).
“Records” has the meaning provided such term in Section 6.15.
“Reference Balance Sheet Date” has the meaning provided such term in Section 3.6(a)(ii).
“Release” means any spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or placing into, onto, in, on or through the environment, including any wetland, natural resource, ambient air, surface water, groundwater, subsurface strata, soil or land, including land surface or sub-surface.
“Releasee” has the meaning provided such term in Section 11.20(b).
“Representatives” means a Person’s directors, managers, general partner, officers, trustees, fiduciaries, employees, attorneys and accountants.

“Resolution Period” has the meaning provided such term in Section 2.3(b).
“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.
“Restoration Cost” means (a) in the case of a Casualty Loss, the cost of repairing the affected Company Asset (or replacing with an asset of similar utility) and (b) in the case of a Condemnation, the amount of reduction in the fair market value of the Acquired Companies.
“Restricted Area” means the geographic area set forth on the map attached hereto as Exhibit B.
“Restricted Business” means the business of gathering, transporting, processing, treating, storing or marketing of crude oil.
“Reverse Termination Fee” means $91,250,000.
“Schedule Supplement” has the meaning provided such term in Section 6.11.
“Schedules” means the schedules attached to this Agreement.
“Seller” or “Sellers” has the meaning provided such term in the Preamble.
“Seller Insurance Policies” has the meaning provided such term in Section 6.16(a).
“Seller Required Governmental Authorizations” has the meaning provided such term in Section 4.3(a).
“Seller Taxes” means any and all Taxes imposed on, asserted against or attributable to the income, assets or operations of an Acquired Company for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 6.7(c)); provided that Seller Taxes will not include any Taxes (i) to the extent taken into account as a liability in the final determination of the Adjustment Amount, (ii) that result from any action taken on the Closing Date after the Closing outside the ordinary course of business or (iii) that are Transfer Taxes.
“Special Indebtedness Representations” means solely with respect to Indebtedness for borrowed money, Indebtedness issued or incurred in substitution or exchange for Indebtedness for borrowed money, or Indebtedness that was incurred in lieu of Indebtedness for borrowed money, the representations and warranties contained in Section 3.3 (Indebtedness) and Section 3.3 (Indebtedness) of the MOC Purchase Agreement.
“Special Indemnification Cap” means (a) for the first 60 days after the Closing, an amount equal to (x) the Purchase Price multiplied by (y) 50%, (b) for the period commencing on the date that is 61 days after the Closing and ending on the date that is nine months after the Closing, an amount equal to (x) the Purchase Price multiplied by (y) 10%, and (c) for the period following the date that is nine months following the Closing, an amount equal to (x) the Purchase

Price multiplied by (y) 7.5%, in each case determined by reference to the date on which the Claim Notice in respect of such matter is delivered hereunder.
“Special Material Contracts Representations” means solely with respect to the Material Contracts set forth on Schedule 1.1(e), the representations and warranties contained in Section 3.15 (Material Contracts).
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).
“Target NWC” has the meaning provided such term in Exhibit A.
“Tax Proceeding” has the meaning provided such term in Section 6.8(a).
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means any taxes and similar assessments imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, escheat, value added, sales, use, real property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, occupational, premium, severance, actual or estimated, or other similar charge (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including any interest, penalty or addition thereto and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any Person, other than agreements entered into in the ordinary course of business that do not relate primarily to Taxes.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Transaction Documents” means this Agreement, the Membership Interest Assignment, the Confidentiality Agreement, the MOC Purchase Agreement and any other agreement or document executed contemporaneously with this Agreement or that may be required to be executed to consummate the transactions contemplated hereby or thereby; provided, that, with respect to the Laredo Indemnifying Parties, the term “Transaction Documents” does not include the MOC Purchase Agreement or any other agreement or document that may be required to be executed to consummate the transactions contemplated thereby.
“Transaction Expenses” has the meaning provided such term in Exhibit A.
“Transfer Taxes” has the meaning provided such term in Section 6.6.
“Treasury Regulation” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provision of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.
“WARN Act” shall mean the United States Worker Adjustment and Retraining Notification Act, as amended, and similar state Laws.
Section 1.2    Rules of Construction.
(a)    All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the Execution Date. Currency amounts referenced herein are in U.S. Dollars. Terms defined in the singular have the corresponding meanings in the plural, and vice versa.
(c)    Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)    Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
(f)    Unless otherwise indicated, with respect to the Sellers or an Acquired Company, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of the applicable Acquired Company.
(g)    The phrase “made available” means that any of Buyer, its Affiliates or its Representatives has had the opportunity prior to the Execution Date to review such documents or materials at the offices of the Acquired Companies or any of their respective Representatives or electronically by virtue of the electronic data room established by the Acquired Companies or their respective Representatives in connection with the transactions contemplated hereby or any other physical or electronic means provided by the Acquired Companies.
(h)    The word “or” shall not be interpreted to be exclusive.
ARTICLE 2
PURCHASE AND SALE

Section 2.1    Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, (a) each Seller will sell, assign, transfer, convey and deliver to Buyer, and (b) Buyer will purchase and accept from each such Seller, all of the Membership Interests owned by such Seller, free and clear of all Liens (other than transfer restrictions imposed by applicable securities laws or under the Organizational Documents of the Company) and together with all accrued rights and benefits attached thereto, including those Membership Interests listed opposite such Seller’s name on Schedule 2.1.
Section 2.2    Purchase Price. Subject to the other terms and conditions of this Agreement, as full consideration for the sale, assignment, transfer and conveyance of the Membership Interests, the aggregate consideration (the “Purchase Price”) to be paid by Buyer to the Sellers is $1,825,000,000, subject to adjustment in accordance with the terms of this Agreement.
(a)    At the Closing, the Purchase Price shall be paid in the following manner:
(i)    the Indebtedness Amount included in the calculation of the Estimated Adjustment Amount shall be paid by Buyer on behalf of the Acquired Companies to all holders of such Indebtedness Amount, by wire transfer of immediately available funds, in such amounts and to such accounts as set forth in the Payoff Letters;
(ii)    the Company Transaction Expense Amount included in the calculation of the Estimated Adjustment Amount shall be paid by Buyer on behalf of the Acquired Companies, the Sellers or any of their respective Affiliates, as applicable, to all Persons to whom any portion of the Company Transaction Expense Amount is owed, by wire transfer of immediately available funds, in such amounts owing to each such Person and to the account(s) designated in writing by each such Person; and
(iii)    an aggregate amount equal to the sum of (i) the Purchase Price, plus (ii) the Estimated Adjustment Amount (such resulting sum, the “Closing Amount”) shall be paid by Buyer to the Sellers, in accordance with their Pro Rata Percentages, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Schedule 2.3(f).
(b)    Sellers shall have a contingent right to receive an additional payment as set forth on Schedule 2.2(b) (the “Additional Payment”).
Section 2.3    Estimated Adjustment Amount and Post-Closing Final Adjustment Amount.
(a)    Not later than three Business Days prior to the Closing Date, the Company will prepare and deliver to Buyer a preliminary settlement statement (the “Preliminary Settlement Statement”), which shall include a calculation and good faith estimate of the Adjustment Amount prepared in accordance with the principles set forth on Exhibit A (such estimated amount, the “Estimated Adjustment Amount”). The Estimated Adjustment Amount will be used for purposes of calculating the Purchase Price to be delivered at Closing, including the Closing Amount and shall be subject to further adjustment pursuant to the provisions of Section 2.3(b).
(b)    Not later than the 60th day following the Closing Date, Buyer shall cause the Company to prepare and deliver to the Sellers a statement (the “Post-Closing Statement”) setting forth the calculation of the final Adjustment Amount (the “Final Adjustment Amount”).  The Post-Closing Statement shall be prepared in accordance with the principles set forth on Exhibit A. Buyer and the Company will provide to the Sellers such additional data and information as the Sellers may reasonably request to verify the amounts reflected on the Post-Closing Statement.  Not later than the 30th day following receipt of the Post-Closing Statement hereunder, either Seller may deliver to Buyer and the Company a written notice (an “Adjustment Notice”) containing any changes such Seller proposes to be made in the Post-Closing Statement, together with reasonable supporting explanation for such changes.  If neither Seller delivers to Buyer and the Company an Adjustment Notice within such 30 day period, then the Sellers will be deemed to have irrevocably accepted and agreed to all items in the Post-Closing Statement, and the Final Adjustment Amount set forth therein will be considered final, conclusive and binding on the Parties.  If either Seller or both Sellers timely deliver to Buyer and the Company an Adjustment Notice, all items in the Post-Closing Statement, other than such matters that are specifically disputed in such Adjustment Notice or Adjustment Notices, shall be deemed to be accepted and agreed to by the Sellers.  The Parties will negotiate in good faith to agree on the Final Adjustment Amount no later than 30 days after delivery of any Adjustment Notice in accordance with the foregoing (such 30 day period, the “Resolution Period”).
(c)    If an Adjustment Notice is timely delivered to Buyer in accordance with Section 2.3(b) and the Final Adjustment Amount is mutually agreed upon in writing by the

Parties during such Resolution Period, then the Final Adjustment Amount as so agreed will be considered final, conclusive and binding on the Parties.
(d)    If an Adjustment Notice is timely delivered to Buyer and the Company in accordance with Section 2.3(b) and the Final Adjustment Amount is not mutually agreed upon by the Parties during such Resolution Period, then an independent nationally recognized accounting firm mutually agreed upon by the Parties (the “Accountant”) will be engaged by the Parties to resolve any remaining disagreements with respect to the Final Adjustment Amount.  If such accounting firm does not agree to serve as the Accountant within ten days after written request from the Parties to serve, then the Parties will mutually select and engage an alternative independent nationally recognized accounting firm, or if the Parties are unable to agree upon such firm or such firm declines to serve as the Accountant, then any Party may request that the American Arbitration Association select the Accountant, and the Parties will engage such Accountant.  In connection with the engagement of the Accountant, each Party will execute such engagement, indemnity and other agreements as the Accountant and the American Arbitration Association may reasonably require as a condition to such engagement.  Each Party will use reasonable efforts to cause the Accountant to render its decision as soon as practicable after such engagement, including by promptly complying with all reasonable requests by the Accountant for information, books, records and similar items. The Parties will instruct the Accountant to make a determination of whether the Post-Closing Statement requires adjustment (i) in writing, (ii) as promptly as practicable after the dispute has been referred to the Accountant (but in no event later than 30 days thereafter) and (iii) in accordance with this Agreement. The Parties agree to instruct the Accountant to consider only those items and amounts with respect to the calculation of the Final Adjustment Amount which the Parties are unable to resolve following expiration of the Resolution Period. In resolving any such disputed item, the Accountant may not assign a value to any item greater than the greatest value for such item claimed by a Party or less than the smallest value for such item claimed by a Party. The Accountant may not award damages or penalties. The fees and expenses of the Accountants will be paid by the Party(ies) against whom a majority of the matters (based on dollar amounts) are determined. No Party will disclose to the Accountant, and the Accountant will not consider for any purpose, any settlement discussions or settlement offer made by any Party. The Accountant’s determination of the disputed items will be final, conclusive and binding upon each of the Parties. The date on which the Final Adjustment Amount is finally determined in accordance with Section 2.3(b), Section 2.3(c) or this Section 2.3(d), as applicable, is referred to as the “Determination Date.”
(e)    If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, then Buyer will pay to the Sellers, in accordance with their Pro Rata Percentages, the difference in Dollars between the Final Adjustment Amount and the Estimated Adjustment Amount. If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then the Sellers shall refund to Buyer an amount equal to the difference in Dollars between the Final Adjustment Amount and the Estimated Adjustment Amount. Any payments made pursuant to this Section 2.3(e) shall be paid within five Business Days of the Determination Date in accordance with Section 2.3(f).
(f)    All payments made, or to be made, under this Agreement by a Party to the other Party(ies) will be made by electronic transfer of immediately available funds to the receiving Party’s account set forth on Schedule 2.3(f), or to such other bank and account as may be specified by the receiving Party in writing to the paying Party.
Section 2.4    Tax Classification; Purchase Price Allocation.
(a)    For federal income Tax purposes, the Parties agree to treat the transactions contemplated by this Agreement in accordance with the principles of Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), (i) with respect to the Sellers, as a conveyance of partnership interests to Buyer, and (ii) with respect to Buyer, as an acquisition of all of the assets of the Company and assumption by Buyer of all of the Company’s liabilities (other than liabilities for which Buyer is required to be indemnified pursuant to this Agreement). Unless otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code, the Parties agree not to voluntarily take any position on a U.S. federal income Tax Return or in any administrative or judicial proceeding relating to the Tax reporting of the transactions under this Agreement that is inconsistent with this Section 2.4(a) for U.S. federal income Tax purposes.
(b)    For purposes of the Tax treatment of the transactions contemplated by this Agreement with respect to Buyer, as set forth in Section 2.4(a), Sellers shall prepare a draft of the allocation schedule (the “Proposed Allocation Schedule”) taking into account Section 2.2(b) of the MOC Purchase Agreement and allocating the Purchase Price, the liabilities of the Company and any other amounts treated as consideration for U.S. federal income tax purposes among the Company Assets and the Facilities for Tax purposes in a manner consistent with the principles of Sections 1060 of the Code and the U.S. Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as applicable). The Proposed Allocation Schedule shall be delivered by the Sellers to the Buyer within 90 days after the Closing Date for the Buyer’s review, comments and approval, which approval shall not be unreasonably withheld, conditioned or delayed. The Buyer and the Sellers shall work in good faith to promptly resolve any disputes relating to the Proposed Allocation Schedule. If Sellers and Buyer fail to resolve any such dispute within 30 days of delivery of the Proposed Allocation Schedule to the Buyer, then Sellers and Buyer shall submit the items of the Proposed Allocation Schedule in dispute for resolution to an independent valuation or accounting firm of international reputation mutually acceptable to Sellers and Buyer, which shall, as soon as practicable after such submission, determine and report to Sellers and Buyer its resolution of the Proposed Allocation Schedule.  The report of such firm shall be final and binding upon the parties hereto.  The fees for such firm shall be borne equally between Sellers, on the one hand, and Buyer, on the other hand. The Proposed Allocation Schedule as accepted or as finally agreed or determined shall be the “Final Allocation Schedule.” The Proposed Allocation Schedule or the Final Allocation Schedule shall take into account any subsequent adjustments to the Purchase Price, in the manner consistent with the principles of Sections 1060 of the Code and the U.S. Treasury Regulations thereunder. Each of the Parties agree to report the transactions contemplated by this Agreement consistently with the Final Allocation Schedule on all applicable Tax Returns, including, with respect to Buyer, Internal Revenue Service Form 8594, Asset Acquisition Statement, and will not assert, and will cause its Affiliates not to assert, in connection with any Tax Proceeding or other proceeding with respect to Taxes, any asset values or other items inconsistent with the amounts set forth on the Final Allocation Schedule, unless with the agreement of the other Party(ies) or otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code;

provided, however, that nothing in this Agreement will prevent a Party from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the allocation, and no Party will be required to litigate before any Governmental Authority any proposed deficiency or adjustment by any Taxing Authority challenging the allocation, as applicable. The Parties shall promptly advise each other regarding the existence of any Tax Proceeding related to the Final Allocation Schedule.
(c)    Notwithstanding any provision hereof to the contrary, each of Buyer and the Acquired Companies shall be entitled to deduct and withhold from any amounts otherwise payable under the terms of this Agreement such amounts as it is required to deduct and withhold pursuant to any provision of Law related to or regarding Taxes. To the extent that amounts are so withheld by Buyer or the Acquired Companies under any provision of this Agreement, such withheld amounts (i) shall be remitted by Buyer or such Acquired Company to the applicable Governmental Authority in accordance with applicable Law and (ii) shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made by Buyer or the relevant Acquired Company to the extent such payment is remitted to the applicable Governmental Authority. Buyer shall use its commercially reasonable efforts to provide Sellers the opportunity to review the decision to withhold on any such payments made under this Agreement, and all parties shall, to the extent reasonably possible, work together to avoid or reduce any such withholding obligation.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES

The Company hereby represents and warrants to Buyer as follows:
Section 3.1    Due Organization; Qualification. The Company is a limited liability company duly formed and validly existing under the Laws of the State of Texas. The Company and each of its Subsidiaries has the necessary limited liability company power and authority to own, lease and operate its properties and to carry on the Company Business as now being conducted and to perform under any Material Contract, and is qualified to do business in each jurisdiction where the conduct of the Company Business or the current performance under any Material Contract requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.2    Capitalization; Subsidiaries.
(a)    Schedule 3.2(a) sets forth a complete and accurate list of (i) the authorized, issued and outstanding Membership Interests of the Company and (ii) record holders of such Membership Interests along with the number of such Membership Interests held by such holder. The Membership Interests set forth on Schedule 3.2(a) are the only issued and outstanding equity interests in the Company. The Membership Interests have been duly authorized and validly issued, are fully paid and nonassessable. The Membership Interests were issued in compliance with Law and were not issued in violation of the Organizational Documents of the Company or preemptive or similar rights and are held free and clear of all Liens, other than (A) Liens that shall be released or otherwise terminated in connection with the Closing, (B) restrictions under securities Laws or (C) restrictions on transfer set forth in the Organizational Documents of the Company.
(b)    Except (i) for the purchase by Buyer of the Membership Interests as provided in this Agreement, (ii) as set forth on Schedule 3.2(b), or (iii) as set forth in the Company’s Organizational Documents, (A) there are no other equity interests of the Company authorized, issued, reserved for issuance or outstanding and there are no outstanding or authorized options, warrants, calls, puts, agreements, pledges, conversion or other rights or agreements or commitments of any kind for the purchase or acquisition from, or the sale, transfer or issuance by, any Person, of any equity interests in the Company and (B) there are no agreements with any Person with respect to the voting or transfer of the Membership Interests, including any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of the Membership Interests on any matter. There are no contracts to which the Company is a party or by which the Company is bound to repurchase, redeem or otherwise acquire any Membership Interests of the Company. There are no declared but unpaid dividends or distributions with respect to any Membership Interests of the Company.
(c)    Schedule 3.2(c) sets forth a list of each Subsidiary of the Company and for each such Subsidiary, the jurisdiction of its formation and the outstanding equity interests of such Subsidiary. All of the outstanding equity interests of each Subsidiary is owned of record by the Company or another Subsidiary of the Company. Each Subsidiary of the Company is an entity duly formed and validly existing under the Laws of its jurisdiction of formation. Other than the Subsidiaries set forth on Schedule 3.2(c), the Company does not hold any equity interests in or control (directly or indirectly, through the ownership of equity interests, by contract, by proxy, alone or in combination with others, or otherwise) any other Person. Except (i) as set forth on Schedule 3.2(c), or (ii) as set forth in the Organizational Documents of such Subsidiary of the Company, (A) there are no other equity interests of any Subsidiary of the Company authorized, issued, reserved for issuance or outstanding and there are no outstanding or authorized options, warrants, calls, puts, agreements, pledges, conversion or other rights or agreements or commitments of any kind for the purchase or acquisition from, or the sale, transfer or issuance by, any Person, of any equity interests in any Subsidiary of the Company and (B) there are no agreements with any Person with respect to the voting or transfer of any equity interests of any Subsidiary of the Company, including any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of any equity interests of any Subsidiary of the Company on any matter. There are no contracts to which any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound to repurchase, redeem or otherwise acquire any equity interests of any Subsidiary of the Company.
(d)    The Company has made available to Buyer true and complete copies of the Organizational Documents of the Company and each other Acquired Company.

Section 3.3    Indebtedness. Except as set forth on Schedule 3.3, the Acquired Companies have no outstanding Indebtedness.
Section 3.4    No Conflict.
(a)    Except for those set forth on Schedule 3.4(a) (collectively, the “Company Required Governmental Authorizations”) and the applicable expiration or termination of the applicable waiting period under the HSR Act, no Governmental Authorization of, or filing with, any Governmental Authority is required on the part of any Acquired Company in connection with the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by any such Acquired Company or the consummation of the transactions contemplated hereby and thereby, except (i) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as whole, (ii) those that may be required because of Buyer’s participation in the transactions contemplated by this Agreement and the other Transaction Documents and (iii) those customarily given or obtained post-closing for transactions of the type contemplated herein.
(b)    Except as set forth on Schedule 3.4(b), and assuming receipt of the Company Required Governmental Authorizations, the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by any Acquired Company, and the consummation of the transactions contemplated hereunder and thereunder, will not result in (i) any conflict with the Organizational Documents of such Acquired Company, (ii) any breach or violation of or default under, or constitute or give rise to a termination or right of termination of any Material Contract or Real Property Lease, (iii) a violation of or default under any Law or Governmental Authorization to which such Acquired Company is subject, or (iv) the creation or imposition of any Lien (other than a Permitted Lien) on the Company Assets, except, in the case of each of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as whole.
Section 3.5    Legal Proceedings. Except as set forth on Schedule 3.5, as of the Execution Date, there is no, and for the past five years has not been any, (a) Legal Proceeding pending or, to the Company’s Knowledge, threatened against any Acquired Company or any of the Company Assets and (b) outstanding Orders imposed upon any Acquired Company or any of the Company Assets that, in either case of clause (a) or (b), would, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. None of the Legal Proceedings set forth on Schedule 3.5, if adversely determined, would, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

Section 3.6    Financial Matters.
(a)    Set forth on Schedule 3.6(a) are the following financial statements (collectively, the “Financial Statements”):
(i)    the audited consolidated balance sheet of the Acquired Companies as of December 31, 2016, and the related audited consolidated income statement and statement of cash flows of the Acquired Companies for the year then ended; and
(ii)    the unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2017 (the “Reference Balance Sheet Date”), and the related unaudited income statement and statement of cash flows of the Acquired Companies for the 6-month period then ended (the “Interim Financial Statements”).
(b)    Except as disclosed in Schedule 3.6(b), the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP), subject, in the case of the Interim Financial Statements, to normal, recurring year-end and quarterly adjustments, in scope and nature consistent with historical practices, and the absence of footnote disclosures required by GAAP, and (ii) fairly present in all material respects the financial condition and results of operations of the Acquired Companies at the respective dates and for the respective periods described above.
Section 3.7    No Undisclosed Material Liabilities.
(a)    Since December 31, 2016, the Acquired Companies have not incurred any obligation or liability of any type (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of the Acquired Companies prepared in accordance with GAAP applied on a basis consistent with the balance sheet as of December 31, 2016 included in the Financial Statements, other than any such liabilities or obligations (i) incurred in the ordinary course of business, (ii) as described on Schedule 3.7 or (iii) as have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    None of the Acquired Companies is a party to, or has any commitment to become a party to, any off balance sheet arrangement, including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the Securities and Exchange Commission).
Section 3.8    Absence of Certain Changes. Except as set forth on Schedule 3.8 or as contemplated by this Agreement and the Transaction Documents, during the period from the Reference Balance Sheet Date to the Execution Date, (x) the Acquired Companies have conducted the Company Business in the ordinary course in substantially the same manner in which it has been previously conducted and (y) without limiting the generality of the foregoing, no Acquired Company has taken any action that, if taken after the Execution Date, would constitute a breach of any of the covenants set forth in Sections 6.1(b)(i), (ii), (iii), (v), (ix), (x),

(xii), (xiv), (xvi), (xvii), or (xix). During the period from December 31, 2016 to the Execution Date, there has not occurred a Material Adverse Effect.
Section 3.9    Real Property.
(a)    Schedule 3.9(a) contains a complete list of all of the real property and material interests in real property owned by an Acquired Company, other than the Easements (the “Owned Real Property”).
(b)    Schedule 3.9(b) contains a complete list of all the leases, subleases or licenses of real property (together with all amendments and modifications thereto, and guaranties thereof, collectively, the “Real Property Leases”) by which an Acquired Company holds a leasehold interest, other than the Easements (the “Leased Real Property”). Except as set forth on Schedule 3.9(b), there exists no material default (and no event has occurred which, with notice or lapse of time, would constitute a material default) by the applicable Acquired Company or, to the Company’s Knowledge, any other party, under any Real Property Lease. Each Real Property Lease is in full force and effect and is enforceable against the applicable Acquired Company and, to the Company’s Knowledge, each other party thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles). The Company has delivered or made available to Buyer true, correct and complete copies of the Real Property Leases.
(c)    Schedule 3.9(c) contains a complete list of all material rights-of-way, easements, licenses and similar non-possessory interests of which an Acquired Company owns or has an interest in and which are necessary to the operation of the Company Business or the performance under any Material Contract as of the Execution Date (together with all amendments and modifications thereto, and guaranties thereof, collectively, the “Easements”). There exists no material default (and no event has occurred which, with notice or lapse of time, would constitute a material default) by the applicable Acquired Company or, to the Company’s Knowledge, any other party, under any Easement. Each Easement is in full force and effect and is enforceable against the applicable Acquired Company and, to the Company’s Knowledge, each other party thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles). The Company has delivered or made available to Buyer true, correct and complete copies of the Easements.
(d)    Each Acquired Company has (i) good and valid fee simple title to the Owned Real Property applicable to such Acquired Company as listed on Schedule 3.9(a), (ii) a good and valid leasehold interest in each Leased Real Property applicable to such Acquired Company as listed on Schedule 3.9(b), and (iii) good and valid title or leasehold interest in each Easement applicable to such Acquired Company as listed on Schedule 3.9(c), in each case, free and clear of all Liens, except for Permitted Liens.

(e)    No condemnation proceeding is pending or, to the Company’s Knowledge, threatened which would preclude or impair the use of Real Property by any Acquired Company for the purposes for which it is currently used.
Section 3.10    Personal Property. The Acquired Companies have good and valid title to all of the Personal Property, in each case, free and clear of all Liens, except for Permitted Liens. No Person (other than the Acquired Companies) possesses, or has the right to use, any Personal Property owned or leased by the Acquired Companies, other than as required under a Material Contract.
Section 3.11    Sufficiency of Company Assets. Except as set forth on Schedule 3.11, as of the Closing Date and subject to the simultaneous closing of the transactions contemplated by the MOC Purchase Agreement, the Company Assets shall constitute all of the material assets necessary to materially conduct the Company Business as presently conducted in the ordinary course and necessary to comply in all material respects with all Material Contracts and the condition of such Company Assets is sufficient to enable the Company to materially conduct the Company Business as presently conducted in the ordinary course and necessary to comply in all material respects with all Material Contracts. Schedule 3.11 sets forth a general description of the categories of Company Assets comprising the Medallion System, including, by pipeline segment and receipt station, as applicable: miles of pipeline by diameter that is operational and under construction, pumps (and horse power thereof), storage, spare parts, and other relevant Company Assets that comprise each relevant part of the Medallion System.
Section 3.12    Governmental Authorizations; Compliance with Law. Except as otherwise set forth on Schedule 3.12, (a) the Acquired Companies hold all material Governmental Authorizations necessary for the conduct of the Company Business as presently conducted or to perform under any Material Contract in accordance with its terms, (b) each Acquired Company is, and has been for the last three years, in material compliance with all such Governmental Authorizations held by such Acquired Company and Laws to which it or its Company Assets are subject and (c) no Acquired Company has received written notification from any applicable Governmental Authority within the last three years that it is not in material compliance with any Laws or any Orders to which it or its Company Assets are subject.
Section 3.13    Taxes. Except as set forth on Schedule 3.13:
(a)    The Acquired Companies (i) have filed all income and other material Tax Returns required to be filed by the Acquired Companies when due (taking into account any applicable extensions) and such Tax Returns are true, correct and complete in all material respects, and (ii) have timely paid in full all material Taxes due and payable by or with respect to the income, assets or operations of the Acquired Companies. All material Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been accrued on the books and records of the Acquired Companies. The Acquired Companies have duly and timely withheld all Taxes required to be withheld by the Acquired Companies and have duly and timely remitted to the appropriate Taxing Authority such Taxes in accordance with applicable Laws. No audits or

Legal Proceedings have been conducted or have been threatened, in writing, with respect to a material amount of Taxes of the Acquired Companies. There are no Liens for Taxes (other than Permitted Liens) upon any of the Company Assets.
(b)    No written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by an Acquired Company has been entered into, executed or filed with the U.S. Internal Revenue Service or any other Taxing Authority that is currently in effect. No Acquired Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the U.S. Internal Revenue Service or any other Taxing Authority) within which to file any Tax Return not previously filed.
(c)    No Acquired Company (i) is a party to any Tax allocation, indemnity, sharing or similar agreement or any agreement to make a payment to another Person for any Tax benefits that are realized or deemed to be realized by an Acquired Company (other than agreements or arrangements entered into in the ordinary course of business that do not primarily relate to Taxes), (ii) is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Acquired Companies are the only members) or (iii) otherwise has any liability for the Taxes of any Person (other than any of the Acquired Companies).
(d)    No written claim has been made by any Taxing Authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may by subject to taxation by that jurisdiction.
(e)    During the five-year period ending on the Execution Date, none of the Acquired Companies was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(f)    None of the Acquired Companies has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(g)    None of the Buyer, the Acquired Companies or any of their Affiliates will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (ii) an installment sale or open transaction, (iii) a prepaid amount, (iv) an intercompany item under U.S. Treasury Regulations Section 1.1502-13 or an excess loss account under U.S. Treasury Regulations Section 1.1502-19, (v) a change in the accounting method of any Acquired Company pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality, or (vi) an election pursuant to Section 108(i) or the Code.
(h)    The Company has been properly classified as a partnership for U.S. federal, state and local income tax purposes at all times since its formation. Each Acquired

Company (other than the Company) has been properly classified as an entity disregarded from its owner for U.S. federal, state and local income tax purposes at all times since its formation.
Section 3.14    Environmental Matters.
(a)    Except as set forth on Schedule 3.14, as of the Execution Date
(i)    the Acquired Companies are, and have been, in compliance in all material respects with all material Environmental Permits such that each Environmental Permit is held by and is in the name of the entity among Acquired Companies that owns, leases, uses, operates or maintains the property or asset to which the Environmental Permit is applicable. All past non-compliance with Environmental Permits has been resolved without any pending, on-going or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Environmental Permit that is reasonably expected to result in a material liability;
(ii)    the Acquired Companies are, and have been, in compliance with all Environmental Laws in all material respects. All past non-compliance with Environmental Laws has been resolved without any pending, on-going or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Environmental Law that is reasonably expected to result in a material liability;
(iii)    no Acquired Company is currently or allegedly liable for remediation of contamination or other environmental response costs, corrective action costs, personal injury, natural resource damages, environmental property damage or any investigative, corrective action or remedial activities at any location with respect to any Release of, threatened Release of, disposal of, or the exposure to, Hazardous Substances, in each case for which aggregate costs are reasonably expected to exceed $200,000;
(iv)    there is no pending Order applicable to an Acquired Company or the Real Property, arising from any violation of Environmental Laws or any Release of, threatened Release of, disposal of, or the exposure to, Hazardous Substances; and
(v)    there are no adversarial Claims relating to any Environmental Law, any Environmental Permit or any Release of, threatened Release of, disposal of, or the exposure to, a Hazardous Substance pending or, to the Company’s Knowledge, threatened against any Acquired Company.
(b)    Sellers have made available to Buyer complete and accurate copies and results of all material environmental third-party reports and studies possessed by any Acquired Company, pertaining to actual or potential Releases of Hazardous Substance in, on, or under any real property or facility at any time owned, leased, used or operated by any Acquired Company, or concerning compliance by any Acquired Company, with Environmental Laws.

Section 3.15    Material Contracts.
(a)    Except for the Real Property Leases, any contracts related to any Owned Real Property, the Easements or any Plans, Schedule 3.15(a) contains a list of each of the following contracts to which an Acquired Company is a party as of the Execution Date (as amended, the “Material Contracts”):
(i)    any gathering contract, transportation contract, connection contract, processing contract, storage contract or marketing contract or other commitment to gather, handle, transport, store, process, or deliver hydrocarbons;
(ii)    any contract for the supply of goods or services by or to such Acquired Company that will not be terminated prior to the Closing, or that cannot be terminated on 90 or fewer days’ notice, and that provides for future payments by or to such Acquired Company of more than $1,000,000 per annum (other than purchase orders or service orders entered into in the ordinary course of business or bids or quotes that have been submitted in the ordinary course of business);
(iii)    any contract for the purchase of any material asset that provides for the future payment by an Acquired Company of more than $1,000,000 per annum or $3,000,000 in the aggregate, and any contract for the sale of any material asset;
(iv)    any contract that grants to any Person a right to purchase (including rights of first refusal, options or similar rights) any material assets of such Acquired Company;
(v)    any contract that contains any covenant of such Acquired Company that materially limits or purports to limit the ability of such Acquired Company to compete in any line of business or with any Person in any geographic area;
(vi)    any construction contract or other commitment to make any capital expenditure or to purchase a capital asset in excess of $1,000,000;
(vii)    any agreement with any Seller or any Affiliate of a Seller;
(viii)    any contract under which such Acquired Company has directly or indirectly guaranteed any liabilities or obligations of a third party;
(ix)    any contract pursuant to which any Acquired Company is a party pursuant to which any material Intellectual Property rights or material IT Assets are granted by or to the Acquired Company (other than (A) non-exclusive licenses implied by the sale of a product and (B) licenses of commercially-available, unmodified, off-the-shelf software or IT Assets licensed pursuant to standard terms and conditions for less than $1,000,000 annually);
(x)    any partnership, joint venture, limited liability company agreement or substantially similar contract;

(xi)    all contracts requiring payments in excess of $1,000,000 individually, or $3,000,000 in the aggregate; or
(xii)    any commodity hedging agreement.
(b)    Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of the applicable Acquired Company and, to the Company’s Knowledge, each other party thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles). No Acquired Company has received written notification that any of its Material Contracts is not in full force and effect, or that such Acquired Company or any other party thereto has breached its obligations thereunder. Except as set forth on Schedule 3.15(b), no Acquired Company has breached any Material Contract and, to the Company’s Knowledge, no other party thereto has breached its obligations thereunder and no event has occurred that (with or without notice or lapse of time) would reasonably be expected to result in a breach or violation of, or a default under, the terms of any Material Contract, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. The Company has made available to Buyer true and complete copies of all Material Contracts, as amended. There has been no reduction in, change in scope of or release of dedicated acreage of the Acquired Companies except as set forth on Schedule 3.15(b).
Section 3.16    Labor Matters and Employee Benefits. None of the Acquired Companies currently employs and has never previously employed any individuals. None of the Acquired Companies sponsors, maintains or contributes to any employee benefit or welfare plans of any nature, including any Plans. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability of any Seller or any ERISA Affiliate that would be, or could become, a liability following the Closing Date of Buyer, the Acquired Companies or any of their respective Affiliates.
Section 3.17    Related Party Transactions. Except as set forth on Schedule 3.17, (a) no Seller nor any of its Affiliates (other than an Acquired Company) nor any of their respective stockholders, officers, members or managers (i) is presently a party to any material agreement with an Acquired Company or (ii) owns any interest in any material assets of any Acquired Company and (b) no Acquired Company is a creditor of any of its directors, officers, managers or equityholders.
Section 3.18    Brokers’ Fees. Except as set forth on Schedule 3.18, none of the Acquired Companies or the Sellers are liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Buyer or its Affiliates (including, following the Closing, the Acquired Companies), and none of the Acquired Companies or the Sellers are a party to any agreement which might give rise to any valid claim against Buyer or its Affiliates (including, following the Closing, the Acquired Companies), for any such fee or payment.

Section 3.19    Books and Records. All books and records of the Acquired Companies and the Company Business have been maintained in accordance with Law and in the ordinary course of business with past practices of the Acquired Companies and are materially complete and accurate.
Section 3.20    Insurance. Schedule 3.20 sets forth a list of all of the policies of insurance carried as of the Execution Date by or for the benefit of the Acquired Companies or the Company Assets, other than title insurance policies, if any, with respect to any Real Property. No claim relating to the Acquired Companies or the Company Assets is outstanding under any of the policies set forth on Schedule 3.20, and to the Company’s Knowledge, no carrier of any such policy has asserted any denial of coverage. Each policy listed on Schedule 3.20 is valid and binding and in full force and effect, and all premiums under such policies that are due and payable on or prior to the Execution Date have been paid in full and any such payments coming due and payable on or prior to the Closing Date shall be paid in full.
Section 3.21    Intellectual Property. Part 1 of Schedule 3.21 sets forth a true and complete list of all registrations or pending applications for Owned IP. Except as disclosed on Part 2 of Schedule 3.21, (a) the Acquired Companies exclusively own all Owned IP and have valid licenses or other valid rights to use all material other Intellectual Property and material IT Assets used in or necessary for the operation of the Company Business, subject to any limitations contained in the agreements governing the use of the same disclosed to Buyer, (b) none of such Owned IP or, to the Company’s Knowledge, none of such Intellectual Property is the subject of any challenge regarding use, ownership, validity or enforceability thereof, (c) to the Company’s Knowledge, the conduct of the Company Business has not and does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person, (d) no Acquired Company has received any written notice of any of the foregoing or of any default or any event that with notice or lapse of time, or both, would constitute (i) a default under any Intellectual Property license to which any Acquired Company is a party or by which it is bound; or (ii) a violation of any Data Security Requirements, (e) the Company has taken all necessary and otherwise reasonable steps to protect and preserve the confidentiality of all material trade secrets held by it, and (f) the Company IT Assets (i) constitute all IT Assets used in and necessary for the operation of the businesses of the Company, (ii) operate and perform in all material respects as currently required and contemplated to be required, (iii) to the Company’s Knowledge, are free from any material software defects and do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other faults or malicious code or damaging devices, and (iv) in the last five years, have not had any material malfunction, failure, breach or intrusion that has not since been remedied in a commercially reasonable manner.
Section 3.22    Bank Accounts and Powers of Attorney. Set forth on Schedule 3.22 is an accurate and complete list showing (a) the name and address of each bank in which an Acquired Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from an Acquired Company and a summary statement of the terms thereof.

Section 3.23    Insolvency. No Acquired Company (a) is insolvent, (b) is in receivership or dissolution, (c) has made any assignment for the benefit of creditors, (d) has admitted in writing its inability to pay its debts as they mature, (e) has been adjudicated bankrupt or (f) has filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Laws or any other similar Laws, nor has any such petition been filed against such Acquired Company.
Section 3.24    Customers and Suppliers. With respect to each supplier and customer that was among the top ten suppliers and customers of the Acquired Companies, taken as a whole, by revenues or expenses, as applicable, for the fiscal years 2015 and 2016, and the eight-month period ending August 31, 2017, no such supplier or customer has canceled or otherwise terminated, or, to the Company’s Knowledge, threatened to cancel or otherwise terminate, its relationship with the Acquired Companies.  Neither the Sellers nor any of the Acquired Companies have received any written notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with the Acquired Companies or limit its services, supplies or materials to the Acquired Companies, or its usage or purchase of the services and products of the Acquired Companies either as a result of the transactions contemplated hereby or otherwise.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS

Each Seller hereby represents and warrants severally as to itself only (and not as to the other Seller) to the Buyer as follows:
Section 4.1    Status of Seller. Such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party as of the Closing and to perform its obligations hereunder and thereunder. Such Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
Section 4.2    Authorization; Enforceability.
(a)    The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which such Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by such Seller. As of the Closing, the execution, delivery and performance of the Transaction Documents to which such Seller will be a party will have been duly and validly authorized by such Seller.
(b)    This Agreement has been duly executed and delivered by such Seller and constitutes, and, as of the Closing, each of the other Transaction Documents to which such Seller will be a party will be duly executed and delivered by such Seller, and will constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the other Persons that are party thereto, the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).
Section 4.3    No Conflict.
(a)    Except as set forth on Schedule 4.3(a) (collectively, the “Seller Required Governmental Authorizations”) and the applicable expiration or termination of the applicable waiting period under the HSR Act, no Governmental Authorization of, or filing with, any Governmental Authority is required on the part of such Seller in connection with the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by such Seller or the consummation of the transactions contemplated hereby and thereby, except (i) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of such Seller to fulfill its obligations hereunder or under the other Transaction Documents to which it is or will be a party as of the Closing, (ii) those that may be required because of Buyer’s participation in the transactions contemplated by this Agreement and the other Transaction Documents and (iii) those customarily given or obtained post-closing for transactions of the type contemplated herein.
(b)    Except as set forth on Schedule 4.3(b) and assuming receipt of the Seller Required Governmental Authorizations, the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by such Seller and the performance by such Seller of its obligations hereunder and thereunder, will not result in (i) any conflict with the Organizational Documents of such Seller, (ii) any breach or violation of or default under, or constitute or give rise to a termination or right of termination of, acceleration of any obligation or loss of any benefit under, any contract, mortgage, lease, agreement, deed of trust, indenture or any other instrument to which such Seller is a party or by which such Seller or any of its properties or assets are bound, (iii) a violation of or default under any Law or Governmental Authorization to which such Seller is subject or (iv) the creation or imposition of any Lien, other than Permitted Liens, except, in the case of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of such Seller to fulfill its obligations hereunder or under the other Transaction Documents to which it is or will be a party as of the Closing.
Section 4.4    Title to Membership Interests. Such Seller has good and valid title to, owns beneficially and of record, and will convey to Buyer at Closing the Membership Interests set forth opposite such Seller’s name on Schedule 2.1, free and clear of all Liens, other than (a) Liens that shall be released, waived or otherwise terminated in connection with the Closing, (b) restrictions under securities Laws or (c) restrictions on transfer set forth in the Organizational Documents of the Acquired Companies. Upon the delivery of and payment for the Membership Interests at the Closing as provided for in this Agreement, Buyer will receive such Seller’s Membership Interests, free and clear of any Liens, other than (i) restrictions under securities Laws, (ii) Liens created by or resulting from the actions of Buyer or any of its

Affiliates or (iii) restrictions on transfer set forth in the Organizational Documents of the Acquired Companies.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each Seller as follows:
Section 5.1    Status of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party as of the Closing and to perform its obligations hereunder and thereunder.
Section 5.2    Authorization; Enforceability.
(a)    The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Buyer. As of the Closing, the execution, delivery and performance of the Transaction Documents to which Buyer will be a party will have been duly and validly authorized by Buyer.
(b)    This Agreement has been duly executed and delivered by Buyer and constitutes, and, as of the Closing, each of the other Transaction Documents to which Buyer will be a party will be duly executed and delivered by Buyer, and will constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the other Persons that are party thereto, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).
Section 5.3    No Conflict.
(a)    Except for the Seller Required Governmental Authorizations and the Company Required Governmental Authorizations and the applicable expiration or termination of the applicable waiting period under the HSR Act, no Governmental Authorization of, or filing with, any Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by Buyer or the consummation of the transactions contemplated hereby and thereby, except (i) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of Buyer to fulfill its obligations hereunder or under the other Transaction Documents to which it is or will be a party as of the Closing, (ii) those that may be required because of the Sellers’ participation in the transactions contemplated by this Agreement and the other

Transaction Documents and (iii) those customarily given or obtained post-closing for transactions of the type contemplated herein.
(b)    Assuming receipt of the Seller Required Governmental Authorizations and the Company Required Governmental Authorizations, the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by Buyer and the performance by Buyer of Buyer’s obligations hereunder and thereunder, will not result in (i) any conflict with the Organizational Documents of Buyer, (ii) any breach or violation of or default under, or constitute or give rise to a termination or right of termination of, acceleration of any obligation or loss of any benefit under, any contract, mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Buyer is a party or by which Buyer or any of its properties or assets are bound, (iii) a violation of or default under any Law or Governmental Authorization to which Buyer is subject or (iv) the creation or imposition of any Lien, except, in the case of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of Buyer to fulfill its obligations hereunder or under the other Transaction Documents to which it is or will be a party as of the Closing.
Section 5.4    Legal Proceedings.
(a)    There are no Legal Proceedings pending or, to the Knowledge of Buyer, threatened that (i) challenge the validity or enforceability of the obligations of Buyer under this Agreement or the respective obligations of Buyer under the other Transaction Documents to which it is or will be a party or (ii) seek to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by Buyer of the transactions contemplated herein or therein.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to adversely affect the consummation by Buyer of the transactions contemplated herein or therein, (i) there is no Legal Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer and (ii) there is no Order issued or entered by any Governmental Authority imposed upon Buyer.
Section 5.5    Brokers’ Fees. Buyer is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of any Seller or its Affiliates, including any monitoring fees, financial services or similar fees payable to an Affiliate of Buyer. Buyer is not a party to any agreement which might give rise to any valid claim against any Seller or its Affiliates for any such fee or payment.
Section 5.6    Investment Representation. Buyer is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended. Buyer is acquiring the Membership Interests for its own account with the present intention of holding the Membership Interests for investment purposes and not with a view to, or for sale in connection with, any distribution. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the

Membership Interests to be acquired hereby. Buyer acknowledges that the Membership Interests have not been registered under federal and state securities Laws and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except in accordance with such Laws.
Section 5.7    Financial Ability. Buyer has, on the Execution Date, delivered to the Company an equity commitment letter from Parent (the “Equity Commitment Letter”) and Limited Guarantee. The Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Buyer and the Financing Source, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). The Equity Commitment Letter provides Buyer, upon the terms and subject to the conditions set forth therein, sufficient funding to consummate the transactions contemplated by this Agreement and the Transaction Documents and satisfy all other costs and expenses arising in connection herewith and therewith a. As of the Execution Date, and assuming the truth and accuracy of the representations set forth in Article 3 and Article 4, Buyer does not know of any circumstance or condition that would reasonably be expected to prevent or substantially delay the availability of such funds at Closing. As of the Execution Date, the Equity Commitment Letter has not been withdrawn or terminated or otherwise amended or modified in any respect. There are no other agreements, side letters or arrangements relating to the Equity Commitment Letter that would reasonably be expected to adversely affect the availability of the equity financing.
Section 5.8    Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud either present or future creditors. At and immediately after the Closing, assuming the truth and accuracy of the representations set forth in Article 3 and Article 4, Buyer (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.
ARTICLE 6
COVENANTS

Section 6.1    Covenants Regarding Conduct of the Acquired Companies. From the Execution Date through the earlier of the termination of this Agreement pursuant to Article 9 and the Closing, except as (1) required by the other terms of this Agreement or the Transaction Documents, (2) described on Schedule 6.1, (3) required by any Material Contract or (4) consented to or approved by Buyer:
(a)    the Sellers will, and will cause its Affiliates (including the Acquired Companies) to, (i) conduct the Company Business (including the Acquired Companies’ respective working capital and cash management practices) in the ordinary course of business consistent with past practice and good industry practice and (ii) use their commercially reasonable efforts to preserve intact the business organizations of the Acquired Companies, keep available the services of the officers of the Acquired Companies and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with the Acquired Companies; and
(b)    the Sellers and their Affiliates will cause each Acquired Company not to:
(i)    amend its Organizational Documents or form any Subsidiary;
(ii)    repurchase, redeem or otherwise acquire any equity interests from its equity holders;
(iii)    issue, grant or sell any equity interests (or options or warrants) or any other securities or obligations convertible into or exchangeable for any of its equity interests, or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any shares of capital stock of, or other equity or voting interest in, the Acquired Companies, or make any other change in the capital structure of the Acquired Companies;
(iv)    enter into any contract that would constitute a Material Contract, Easement, or Real Property Lease, or amend, alter, waive any material provision in or terminate any Material Contract, any Easement, or any Real Property Lease;
(v)    excluding (A) sales in the ordinary course of business and (B) transfers between or among the Acquired Companies, transfer, lease, license, assign, sell, abandon or otherwise dispose of any of the material assets or properties of such Acquired Company;
(vi)    declare or pay any (A) non-cash dividend or other distribution or payment in respect of its equity interest or (B) cash dividend or other distribution or payment in respect of its equity interest;
(vii)    mortgage, pledge or subject to any Lien (other than a Permitted Lien) any of the material assets or properties of such Acquired Company;
(viii)    incur, assume, guarantee or modify any Indebtedness, or prepay any Indebtedness;
(ix)    write off as uncollectible any notes or accounts receivable, except write‑offs in the ordinary course of business consistent with past practice charged to applicable reserves;
(x)    make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by the Company or any of its Subsidiaries to any direct or indirect wholly owned Subsidiary of the Company;

(xi)    acquire by merger, consolidation or otherwise any material assets, equity interests or business of any corporation, partnership, association or other business organization or division thereof;
(xii)    change in any material respect its accounting practices or principles except as required by GAAP or Law;
(xiii)    incur or pay Capital Expenditures other than materially in the amounts set forth in the construction budget set forth as Exhibit D;
(xiv)    make any Tax election or settle and/or compromise any Tax liability; prepare any Tax Returns in a manner which is inconsistent with the past practices of the Acquired Companies, as applicable, with respect to the treatment of items on such Tax Returns; incur any material liability for Taxes other than in the ordinary course of business, or file an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of the Acquired Companies;
(xv)    enter into any collective bargaining agreement or other agreement or understanding with any labor union or representative of employees that relates to the Acquired Companies; (B) enter into any employment, consulting, bonus, retention, change of control or severance contract with any individuals providing services to any of the Acquired Companies; or (C) establish or become obligated under any Plan that would be sponsored or maintained by any Acquired Company which was not in existence prior to the Execution Date;
(xvi)    waive, release, assign, pay, discharge, compromise, settle or satisfy any actions, claims, litigation or liabilities, or commence any actions or litigation;
(xvii)    make any material regulatory filings;
(xviii)    any action that would require approval of a “Supermajority of the Board” pursuant to Section 6.7(b) of the Amended and Restated Company Agreement of the Company, dated January 4, 2013;
(xix)    make any assignment for the benefit of creditors, admit in writing an inability to pay debts as they mature, file a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Laws or any other similar Laws; or
(xx)    agree to do any of the foregoing.
Section 6.2    Consents and Approvals.
(a)    Subject to the terms and conditions of this Agreement and except as otherwise expressly provided in this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be, taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under Law or Order to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable (and in any event no later than the Outside Date), including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents).
(b)    In furtherance and not in limitation of the foregoing, each of the Parties will make or to cause its ultimate parent entity (as such term is defined in the HSR Act) to make such filings as may be required by the HSR Act with respect to the transactions contemplated by this Agreement and the other Transaction Documents as soon as reasonably practicable after the Execution Date but in no event later than two Business Days after the Execution Date and shall simultaneously file therewith a request for early termination of the applicable waiting period under the HSR Act. Thereafter, the Parties will as promptly as practicable respond to any requests for additional information from any Governmental Authority concerning such transactions. Buyer shall use reasonable efforts to cause the applicable waiting period specified in the HSR Act to expire or to be terminated on or before the Outside Date, as extended. Without limiting the foregoing, the Parties will cooperate to have the applicable HSR Act waiting period expire on or before the Outside Date. If any objections are asserted by any Governmental Authority or any other Person with respect to the transactions contemplated by this Agreement and the other Transaction Documents under the HSR Act or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, or if any Legal Proceeding or action is instituted by any Governmental Authority or any other Person challenging any of the transactions contemplated by this Agreement or the other Transaction Documents as violative of the HSR Act, or an Order is issued temporarily or permanently enjoining any of the transactions contemplated by this Agreement and the other Transaction Documents, Buyer shall take any and all action necessary to resolve each and every impediment to closing the transactions contemplated by this Agreement and the other Transaction Documents, including (i) selling or otherwise disposing of, or holding separate, and agreeing to sell or otherwise dispose of or hold separate, assets, categories of assets or businesses of Buyer or its Affiliates (including, after the Closing, the Acquired Companies); (ii) terminating existing relationships and contractual rights and obligations of Buyer or its Affiliates (including, after the Closing, the Acquired Companies); (iii) terminating or entering into any venture or other arrangement; (iv) creating any relationship, and contractual rights and or obligations of Buyer or its Affiliates (including, after the Closing, the Acquired Companies); (v) effectuating any other change or restructuring of Buyer or its Affiliates (including, after the Closing, the Acquired Companies) or any of their respective businesses, assets or operations (and, in each case, enter into agreements or stipulate to the entry of an Order or file appropriate applications with any Governmental Authority in connection with any of the foregoing) and, in the case of actions by or with respect to businesses or assets of Buyer or its Affiliates (including, after the Closing, the Acquired Companies and the Company Business), by consenting to such actions relating to the Company Business (individually or in the aggregate, a “Divestiture Action”); provided that any such Divestiture Action may, at the discretion of the Sellers acting jointly, be conditioned upon consummation of the transactions contemplated by this Agreement and the other Transaction Documents); and (vi) defending, contesting and resisting any Legal Proceeding or action, to ensure that no Governmental Authority enters any Order, decision, preliminary or permanent injunction, or establishes any Law or other action restraining, enjoining, prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents or to ensure that no Governmental Authority with the authority to clear, authorize or otherwise approve the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, fails to do so by the Outside Date. Buyer shall take no action that could reasonably be expected to delay obtaining the expiration of the applicable waiting period under the HSR Act.
(c)    Buyer will pay the statutory filing fee(s) associated with filings under the HSR Act.
(d)    Each of the Parties shall, or shall cause their respective counsel to, furnish the other Party(ies) with such necessary information and reasonable assistance as the other Party(ies) may reasonably request in connection with obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including with respect to the preparation of necessary filings or submissions. Each of the Parties shall, or shall cause their respective counsel to, supply to the other Party(ies) copies of all correspondence, filings or written communications to or by such Party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement and the other Transaction Documents, except for documents filed pursuant to Item 4(c) and Item 4(d) of the HSR Notification and Report Form (which shall be provided in the event any Governmental Authority issues a request for additional information and documentary material under the HSR Act) or communications regarding the same, documents or information that reveal any Party’s negotiating objectives, strategies or purchase price expectations or a Party’s communications containing information covered by the attorney-client or work product privilege, unless the Parties enter into a mutually acceptable joint defense agreement. To the extent not prohibited by such Governmental Authority, the Parties will (i) give each other reasonable advance notice of all meetings and communications with any Governmental Authority relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including any such meetings and communications, (ii) not participate independently in any such meeting or communication without first giving the other Parties (or the other Parties’ outside counsel) an opportunity to attend and participate in such meeting or communication, (iii) give the other Parties reasonable advance notice of all oral communications with any Governmental Authority relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, provide an opportunity for the other Parties to participate in such communication to the extent practicable and, if such Parties cannot participate, promptly notify the other Parties of the substance of such communication, (iv) if any Governmental Authority initiates an oral communication regarding the obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, provide an opportunity for the other Parties to participate in such communication to the extent practicable and, if such Parties cannot participate, promptly notify the other Parties of the substance of such communication, and (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other in connection with, all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents) with a Governmental Authority regarding obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that each Party will be solely responsible for the final content of any substantive oral or written communications of such Party with any applicable Governmental Authority. The Parties shall jointly determine all tactics and strategies relating to their compliance with this Section 6.2 and obtaining the termination or expiration of any applicable HSR Act waiting period, subject to each Party undertaking good faith consultations and taking the view of the other Party(ies) into account. The Parties may take any reasonable action to resist or reduce the scope of a Divestiture Action if undertaken in good faith, even if it delays such termination or expiration to a date not beyond the Outside Date.
Section 6.3    Information, Access and Assistance.
(a)    From the Execution Date through the earlier of the termination of this Agreement pursuant to Article 9 and the Closing Date, upon receipt of reasonable advance notice and solely in furtherance of Buyer’s investigation of the Acquired Companies, the Company will afford Buyer and its authorized Representatives reasonable access during normal business hours to the offices, properties, books and records, and officers of the Acquired Companies, and will furnish Buyer with such additional information concerning the Acquired Companies’ businesses, properties and personnel as may reasonably be requested. Notwithstanding the foregoing, (i) Buyer will not be entitled to conduct environmental sampling or testing, without the prior written consent of the Company, Buyer being limited to visual inspections and certain assessments of the properties and facilities of the Acquired Companies and the review of their records and any other publicly available materials or information with regard to these matters; (ii) Buyer will have no right of access to, and none of the Sellers nor the Acquired Companies will have any obligation to provide to Buyer, (A) information relating to bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, (B) any information the disclosure of which would jeopardize any privilege available to any Acquired Company, any Seller or any of their respective Affiliates, (C) any information that the disclosure of which would cause a breach a confidentiality obligation by any Acquired Company, any Seller or any of their respective Affiliates, or (D) any information, the disclosure of which would result in a violation of Law; and (iii) without the prior written consent of the Company, Buyer will not contact any suppliers to, or customers of, any Acquired Company with respect to the transactions contemplated hereby; provided, that in such case, the Company shall notify Buyer of such inability to provide information and use its commercially reasonable efforts to make appropriate substitute arrangements or seek appropriate waivers or consents. All information obtained pursuant to this Section 6.3 will be “Confidential Information” as such term is used in the Confidentiality Agreement and will be subject to the terms thereof.
(b)    Any inspection or investigation conducted by Buyer or its Representatives prior to the Closing will be conducted in accordance with Law, including any applicable Environmental Laws, and in such manner as not to interfere unreasonably with the business or operations of the Acquired Companies. None of the Sellers nor any of their respective Affiliates (including the Acquired Companies) makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.3, and Buyer may not rely on the accuracy of any such information, in each case other than as expressly set forth in the representations and warranties contained in Article 3 (subject to the limitations in Section 6.22), Article 4 (subject to the limitations in Section 6.22) and the Transaction Documents. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 6.3(b) will survive the termination of this Agreement pursuant to Article 9 and the Closing.
(c)    If Buyer exercises rights of access under this Section 6.3(c) or otherwise, or conducts examinations or inspections under this Section 6.3(c) or otherwise, then (i) such access, examination and inspection will be at Buyer’s sole risk, cost and expense and Buyer waives and releases all Claims against each Seller, each Acquired Company, each of their respective Affiliates and each of their respective employees, directors, officers, attorneys, contractors and agents (collectively, the “Inspection Indemnitees”) arising in any way therefrom or in any way related thereto or arising in connection with the conduct of the Inspection Indemnitees and (ii) Buyer will indemnify, defend and hold harmless the Inspection Indemnitees from and against any and all Claims or Losses of any kind or character arising out of this Section 6.3(c). THE FOREGOING RELEASE AND INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH CLAIMS OR LOSSES ARISE OUT OF (A) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING GROSS NEGLIGENCE OR KNOWING AND INTENTIONAL MISCONDUCT) OF A SELLER OR ITS AFFILIATES OR (B) STRICT LIABILITY. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 6.3(c) will survive the termination of this Agreement pursuant to Article 9 and the Closing.
Section 6.4    Public Announcements. The Parties agree that, except to the extent necessary to comply with the requirements of Law or any listing agreements with, or rules and regulations of, securities exchanges, no press release or similar public announcement or communication will ever, whether prior to or subsequent to the Closing, be made or caused to be made concerning the existence or subject matter of this Agreement unless approved in advance by the Buyer and the Sellers in writing; provided, that with respect to any press release or similar public announcement or communication for which advance approval is not required in accordance with the foregoing, to the extent practicable, reasonable notice and a copy of such release, announcement or communication will be provided to Buyer or the Sellers, as applicable, prior to issuing the same. If a Party desires to make an announcement to the general public, it shall first give Buyer or the Sellers, as applicable, 48 hours written notification of its desire to make such a public announcement. The written notification shall include (a) a request for consent to make the announcement (which consent shall not be unreasonably withheld, conditioned or delayed), and (b) a written draft of the text of such public announcement. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 6.4 will survive the termination of this Agreement pursuant to Article 9 and the Closing. Notwithstanding the foregoing, (i) The Energy & Minerals Group LP and its Affiliates shall each have the right to make customary disclosures to their respective advisors, Affiliates and direct and indirect investors regarding the transactions contemplated by this Agreement without the consent of any other Party, (ii) Laredo and its Affiliates (specifically, Laredo Petroleum, Inc.) shall have the right to make public disclosure regarding the existence or subject matter of this Agreement including by Current Report on Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K, by press release and/or by corporate presentation without notice to or the consent of any other Party, and (iii) Buyer and its Affiliates shall each have the right to make customary disclosures (A) their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses and (B) their stockholders and their respective Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated hereby to their Affiliates and their respective limited partners and investors and prospective limited partners and investors in connection with their fundraising and reporting activities, in each case without the consent of any other Party.
Section 6.5    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement and except as otherwise expressly provided in this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to ensure the satisfaction of its conditions to Closing set forth herein.
Section 6.6    Transfer Taxes. The transactions contemplated by this Agreement involve the transfer of the Membership Interests, which are intangible assets; accordingly, the Parties do not expect any state and local transfer, sales, use, stamp, registration or other similar Taxes to arise by reason of the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”). To the extent that any Transfer Taxes are assessed, such Transfer Taxes will be borne by Buyer. The Parties will cooperate in good faith to minimize, to the extent permissible under Law, the amount of any Transfer Taxes.
Section 6.7    Tax.
(a)    The Sellers shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns for the Acquired Companies required to be filed after the Closing Date and Internal Revenue Service Form 1065 (U.S. Return of Partnership Income) and any

other “flow-through” income or similar Tax Return (including for the avoidance of doubt, Internal Revenue Service Form 8804 and any comparable state form) for any Pre-Closing Period of the Acquired Companies and shall pay the amount of any Tax liability shown as due and payable on such Tax Returns directly to the applicable Taxing Authority (except to the extent such amount was taken into account as a liability in the final determination of the Adjustment Amount). Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with past practices of the Acquired Companies, as applicable, with respect to such items, except to the extent otherwise required by applicable Law. At least 15 days prior to the filing of any such Tax Return, Sellers shall deliver a copy of such Tax Return to Buyer for its review and approval, which approval shall not be unreasonably, withheld, conditioned or delayed.
(b)    Buyer shall prepare (or cause to be prepared) all Tax Returns with respect to the Acquired Companies required to be filed after the Closing Date for any Straddle Period on a basis consistent with past practice, except to the extent otherwise required by applicable Law. Reasonably in advance of filing any such Tax Return (which in the case of a Tax Return that relates to Income Taxes, shall not be later than 15 days prior to such filing), Buyer shall deliver a copy of such Tax Return, to each Seller for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Buyer will cause such Tax Return to be timely filed and will provide a copy to each Seller. To the extent that Sellers are responsible for any Taxes for a Straddle Period, as determined in accordance with Section 6.7(c), Sellers shall pay the amount of such Taxes to Buyer on or before five days prior to the due date of such Tax, except to the extent such amount was taken into account as a liability in the final determination of the Adjustment Amount.
(c)    For purposes of determining Seller Taxes with respect to any Straddle Period of the Acquired Companies, the portion of any Tax for such Straddle Period that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:
(i)    with respect to Taxes that are (A) Income Taxes, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or (C) imposed on specific transactions, including payroll Taxes, deemed equal to the amount that would be payable if the Tax year of the Acquired Companies ended on the Closing Date; provided, that all exemptions, allowances, or deductions for the Straddle Period which are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated in proportion to the number of days in such period prior to and including the Closing Date; and
(ii)    with respect to Property Taxes that are ad valorem, real property, personal property or other Property Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d)    The Parties agree to treat the transactions contemplated by this Agreement as causing the Company to terminate for U.S. federal income tax purposes in accordance with Section 708 of the Code.
Section 6.8    Cooperation on Tax Returns and Tax Proceedings.
(a)    The Parties will cooperate fully as and to the extent reasonably requested by the other Party(ies), in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Acquired Companies. Such cooperation will include the retention and (upon the request of the other Party(ies)) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding this Section 6.8, the control and conduct of any Tax Proceeding that involves an Asserted Liability will be governed by Section 10.5.
(b)    Sellers, at their sole expense, shall have the authority to represent the interests of the Acquired Companies with respect to any Tax Proceeding relating solely to a Pre-Closing Period; provided that Sellers shall inform Buyer of the status of any such Tax Proceeding, shall provide Buyer with copies of any pleadings, correspondence, and other documents as Buyer may reasonably request and shall consult with Buyer prior to the settlement of any such Tax Proceeding and shall obtain the prior written consent of Buyer prior to the settlement of any such Tax Proceeding, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that Buyer shall have the right to participate in, but not direct, the prosecution or defense of such Tax Proceeding at Buyer’s sole expense. If Sellers do not elect to control a Tax Proceeding pursuant to this Section 6.8(b), Buyer, at Sellers’ expense, shall have the sole right to control any such Tax Proceeding and Sellers, at Sellers’ expense, shall have the right to participate in any such Tax Proceeding, and none of Buyer, the Acquired Companies, or any of their respective Affiliates shall settle any such Tax Proceeding without the written consent of Sellers, which consent shall not be unreasonably withheld, conditioned, or delayed.
(c)    Buyer shall control the conduct of any Tax Proceeding relating to Taxes of the Acquired Companies for a Straddle Period at Buyer’s expense; provided, however, that Sellers shall be entitled to participate at their expense in any such Tax Proceeding, and none of Buyer, the Acquired Companies or any of their Affiliates shall settle any such Tax Proceeding without the written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)    Except as otherwise provided in Section 6.8(b) or Section 6.8(c), Buyer shall have the sole right to control any Tax Proceeding relating to the Acquired Companies.
Section 6.9    Tax Treatment of Indemnification Payments. Any payments made to any Party pursuant to Article 10 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by Law.

Section 6.10    Non-Solicitation.
(a)    Buyer covenants and agrees that, as an express incentive to induce each Seller to enter into this Agreement, during the period commencing on the Closing Date and ending on the date that is two years following the Closing Date, Buyer will not, and will cause its Affiliates not to, directly or indirectly, solicit any employee of Medallion Midstream, LLC or any of its Subsidiaries (excluding for the avoidance of doubt any employees working for an entity acquired pursuant to the MOC Purchase Agreement) for employment with the Company or any of its Subsidiaries; provided, that this Section 6.10(a) shall not preclude the Buyer or its Affiliates from soliciting for employment or hiring any such employee who (i) responds to a general solicitation through a general solicitation by or on behalf of the Buyer or its Affiliates that is not targeted at such employees and (ii) has not been employed by Medallion Midstream, LLC or its Subsidiaries for a period of six months prior to the date such individual was first solicited for employment by Buyer or its Affiliate.
(b)    Each Seller covenants and agrees that, as an express incentive to induce the Buyer to enter into this Agreement and the MOC Purchase Agreement, during the period commencing on the Closing Date and ending on the earlier of the date that is four years following the Closing Date and the date of the Parent Ultimate Exit, such Seller will not, and will cause its Affiliates not to, directly or indirectly, solicit or hire any employee of the Company for employment with the Company or any of its Subsidiaries; provided, that this Section 6.10(b) shall not preclude (i) either Seller or its Affiliates from soliciting any such employee for employment through a general solicitation that is not targeted at such employees or (ii) soliciting or hiring any such employee who has been terminated by the Company (other than for cause) at least six months prior to the date such individual was first solicited for employment by such Seller or its Affiliate.
(c)    Each of Buyer and each Seller agrees and acknowledges that, in the event of a breach or threatened breach of this Section 6.10, such Party and its Affiliates (as third party beneficiaries) will, individually or collectively, be entitled to injunctive relief, as any such breach would cause such Party and its Affiliates irreparable injury for which they would have no adequate remedy at law. Each of Buyer and each Seller also agrees to waive any requirement for the security or posting of any bond in connection with any such remedy. Nothing herein will be construed so as to prohibit any Party or its Affiliates, collectively or individually, from pursuing any other remedies available hereunder, at law or in equity, for any such breach or threatened breach. The Parties agree that the foregoing restrictions in this Section 6.10 are reasonable in all respects and that any breach of the covenants contained in this Section 6.10 would cause irreparable injury to the other Parties and its Affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court or arbitrator of competent jurisdiction to be unreasonable, or overly broad as to scope or time, or otherwise unenforceable, the Parties intend for the restrictions set forth in this Section 6.10 to be modified by the court or arbitrator making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Parties intend to make this provision enforceable under the Laws of all applicable states and other jurisdictions so that the entire Section 6.10 as prospectively modified will remain in full force and effect and will not be rendered void or illegal.

Section 6.11    Amendment to Schedules. Buyer agrees that, with respect to the representations and warranties contained in Article 3 and Article 4, the Company and Sellers shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any event, development, occurrence or non-occurrence of an event hereafter first occurring, or any condition first existing, after the Execution Date (and not resulting from the breach of any of the covenants or agreements herein by the Company or Sellers), which, if such event had occurred, or such condition had existed, prior to or on the Execution Date, would have been required to be set forth or described in such Schedules (each, a “Schedule Supplement”). If (a) Buyer has the right to terminate the Agreement pursuant to Section 9.1(d) as a result of the facts or circumstances disclosed in such Schedule Supplement and does not exercise such right within five Business Days and (b) such Schedule Supplement relates to any event, development, occurrence or non-occurrence of an event first occurring, or any condition first existing, after the Execution Date (and not resulting from the breach of any of the covenants or agreements herein by the Company or Sellers), then, for the purpose of determining whether the conditions precedent set forth in Section 7.1 have been met and for no other purpose, such Schedule Supplement shall be deemed to have amended the appropriate Schedule or Schedules as of the Execution Date, to have qualified the representations and warranties contained in Article 3 or Article 4 as of the Execution Date, and all references to the Schedules hereto shall be deemed to include the information included in the Schedule Supplement.
Section 6.12    Casualty Loss.
(a)    If, after the Execution Date but prior to the Closing, all or any portion of the Company Assets (i) are destroyed or damaged by fire, flood, earthquake, storm, theft, vandalism, explosion, blowout, riot, sabotage, accident or any other casualty of a similar nature (a “Casualty Loss”) or (ii) becomes subject to any condemnation or eminent domain proceeding (a “Condemnation”), and the Restoration Cost reasonably estimated by the Company or Buyer exceeds $10,000,000, then the Company shall notify Buyer promptly in writing of such event (a “Casualty Notice”) and the Company and Buyer will together promptly select an independent third-party construction and engineering firm skilled in designing and/or constructing assets of the type that suffered the Casualty Loss or Condemnation, as applicable (an “Engineering Firm”) who will be engaged to determine the final Restoration Cost for purposes of Section 6.12(b). If the Company and Buyer are unable to agree upon an Engineering Firm by the expiration of 15 days following the delivery of the Casualty Notice, the Company, on the one hand, and Buyer, on the other hand, will select a separate Engineering Firm to determine the Restoration Cost. If the two Engineering Firms so selected do not agree on the final Restoration Cost, then the two Engineering Firms will select a third Engineering Firm to determine the final Restoration Cost. The final Restoration Cost will be the average of the two Restoration Cost estimates that are the closest in amount relative to each other. Each of the Company and Buyer will use its commercially reasonable efforts to cause any Engineering Firm engaged by such Party in accordance with this Section 6.12(a) to return its determination of the final Restoration Cost within 30 days after the date of such Engineering Firm’s engagement by such Party; provided that no Party may delay the Closing for the time periods set forth in this Section 6.12(a) for the determination of the final Restoration Cost.

(b)    If the final Restoration Cost exceeds $10,000,000, the Company shall elect, by notice to Buyer within 30 days after the determination date of the final Restoration Cost, to either (i) reduce the Purchase Price by the amount that the final Restoration Cost exceeds $10,000,000 or (ii) repair, replace or restore the affected Company Asset, prior to Closing and at Sellers’ sole cost and expense, to a condition comparable in all material respects to such Company Asset’s condition immediately prior to the Casualty Loss or Condemnation, as applicable; provided that all insurance proceeds received by the Sellers, any Acquired Company or their respective Affiliates, whether before or after the Closing, will be retained by or promptly paid to the applicable Seller upon receipt, notwithstanding anything to the contrary in this Section 6.12.
(c)    The occurrence of a Casualty Loss or Condemnation after the Execution Date but prior to the Closing will not, in and of itself, be deemed a breach of the Sellers’ or the Company’s representations and warranties, covenants or other obligations under this Agreement absent some other breach of the representations and warranties, covenants or other obligations of such Parties under this Agreement.
(d)    In the event of any Casualty Loss or Condemnation, the Parties agree, as applicable, to use commercially reasonable efforts to pursue claims and collect any amounts to which an Acquired Company may be entitled under the applicable insurance policies in respect of such Casualty Loss or Condemnation.
Section 6.13    No Solicitation of Other Bids. Each of the Sellers and the Company agrees that it will not, and will not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments to effect an Acquisition Proposal. Each of the Sellers and the Company will immediately cease and cause to be terminated, and will cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal, and request the return or destruction of any due diligence materials provided to any Persons (other than Buyer and its Affiliates and Representatives) in connection with any potential Acquisition Proposal (subject to the terms of any applicable confidentiality agreements with such Persons). For purposes hereof, “Acquisition Proposal” will mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, membership interest exchange or other business combination transaction involving the Acquired Companies; (ii) the issuance or acquisition of membership interests or other equity securities in the Acquired Companies; or (iii) the sale, lease, exchange or other disposition of any material portion of the Company Assets.
Section 6.14    [Reserved].
Section 6.15    Access to Information. After the Closing Date, Buyer will grant to each Seller (or its Representatives), access at all reasonable times to all of the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers and electronic files relating to the business of the Acquired Companies (the “Records”), and will afford such Party the right to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to prepare such Party’s financial statements and tax and Securities and Exchange Commission reports, implement the provisions of this Agreement, or to investigate or defend any Claims among the Parties and/or their Affiliates arising under this Agreement, or for such other purpose as such Seller may reasonably request. Buyer will maintain such Records until the seventh anniversary of the Closing Date (or for such longer period of time as either Seller may reasonably determine is necessary in order to have the Records available with respect to Tax matters), or if any of the Records pertain to any Claim or dispute pending on the seventh anniversary of the Closing Date, Buyer will maintain any of the Records designated by a Seller or its Representatives until such Claim or dispute is finally resolved and the time for all appeals has been exhausted. Notwithstanding anything to the contrary herein, each Seller will be entitled to retain a copy of the Records after the Closing.
Section 6.16    Insurance Matters.
(a)    Buyer acknowledges and agrees that, from and after the Closing Date (i) the Sellers or their respective Affiliates may terminate coverage with respect to the properties and assets of the Acquired Companies under any insurance policies maintained by the Acquired Companies or with respect to which any Acquired Company is a named insured or otherwise the beneficiary of coverage (the “Seller Insurance Policies”); (ii) none of the properties or assets of the Acquired Companies will be covered under Seller Insurance Policies following the Closing Date; and (iii) Buyer shall become solely responsible for procuring, maintaining and paying for all insurance policies with respect to post-Closing issuance coverage for the properties and assets of the Acquired Companies.
(b)    The Sellers and their respective Affiliates shall be entitled to receive and retain any and all amounts paid to insured Persons pursuant to any Seller Insurance Policy in respect of any insurance claim relating to the conduct of the business of the Acquired Companies prior to the Closing Date.
Section 6.17    Continuing Indemnification.
(a)    Buyer agrees to cause each Acquired Company to ensure that all rights to indemnification and advancement of expenses now existing in favor of each member, officer or manager of any Acquired Company, each member, manager, shareholder, partner, or officer of any Affiliate of such member of any Acquired Company, and each Person serving at the request of any Acquired Company as a member, manager, officer, or director (or equivalent position) of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (collectively, the “Member Indemnified Persons”), as provided in the respective governing documents and indemnification agreements to which any Acquired Company is a party on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six years from the Closing Date and the indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such Organizational Documents shall not be amended, repealed or otherwise modified (unless required by Law) in a manner that is adverse to any such Person; provided, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until final disposition of any and all such claims; provided, further, that neither Buyer nor any Acquired Company shall be required to indemnify or advance expenses to any Member Indemnified Person except to the extent of any insurance proceeds that Buyer or such Acquired Company actually receives from the tail policy contemplated to be acquired pursuant to this Section 6.17. Notwithstanding the foregoing, a Member Indemnified Person shall not be entitled to indemnification and the advancement of expenses with respect to a matter as contemplated above to the extent such Member Indemnified Person is the subject of a claim for indemnification by the Buyer Indemnified Parties in such Member Indemnified Person’s capacity as a Seller pursuant to Article 10. At the Closing, Sellers shall cause the Company to purchase, and the Company at the Closing shall purchase (at the Sellers’ sole cost and expense, which shall be a Transaction Expense) and maintain in effect for a period of six years thereafter, a tail policy of directors’ and officers’ liability insurance, which tail policy shall be effective for a period from the Closing through and including the date six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain coverage, terms and conditions satisfactory to Sellers.
(b)    The obligations of Buyer and the Acquired Companies under this Section 6.17 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Member Indemnified Person to whom this Section 6.17 applies without the consent (which consent shall not be unreasonably withheld or delayed) of such affected Member Indemnified Person (it being expressly agreed that the Member Indemnified Persons to whom this Section 6.17 applies shall be third-party beneficiaries of this Section 6.17, each of whom may enforce the provisions of this Section 6.17).
(c)    In the event Buyer, an Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or such Acquired Company, as the case may be, shall assume all of the obligations set forth in this Section 6.17. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Member Indemnified Person is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any Acquired Company or its officers, directors and employees, it being understood and agreed that the rights provided for in this Section 6.17 are not prior to, or in substitution for, any such claims under any such policies.
Section 6.18    Company Guarantees. As soon as practicable after the Execution Date, Buyer will obtain from the respective beneficiaries, effective as of the Closing, the release of Sellers and their respective Affiliates from any of the Company Guarantees listed in Schedule 6.18. From and after the Closing, Buyer shall, and shall cause the Acquired Companies to, indemnify and hold harmless each Seller and its Affiliates against any Losses incurred or suffered by such Seller or any of its Affiliates pursuant to or arising out of the

Company Guarantees listed in Schedule 6.18. Neither Sellers nor any of their respective Affiliates shall have any obligation to keep any such Company Guarantees in effect from and after the Closing.
Section 6.19    Use of Name and Marks.
(a)    With respect to the ownership and use after the Closing of the names, business names, trade names, brand names, registered and unregistered trademarks, logos, service marks or any other similar indicia of origin (or any variation or derivative of such names, business names, trade names, brand names, registered and unregistered trademarks, logos, service marks or any other similar indicia of origin confusingly similar thereto) (collectively, the “Marks”) of the Acquired Companies, including “Medallion”, “Medallion Midstream” and the “Medallion” logo (collectively, the “Company’s Marks”), the provisions of this Section 6.19 shall govern.
(b)    Buyer and each Seller agrees as follows: (i) at Closing, the Sellers and their Affiliates will assign and transfer (and do hereby transfer and assign) to Buyer all of their entire worldwide rights, interest and title in and to the Company’s Marks, including all goodwill therein or arising therefrom (and upon Buyer’s request, will execute and deliver to Buyer a short-form trademark assignment agreement in a form reasonably acceptable to Buyer for recordation purposes only); and (ii) at Closing and subject to the terms and conditions of this Section 6.19, Buyer shall a grant to the Sellers and their Affiliates a transitional, non-exclusive, royalty-free, limited world-wide right and license to use the Company’s Marks (the “Marks License”) for a period of 18 months following the Closing Date (the “License Term”) solely in the manner and for such uses that are in all material respects the same as such manner and uses of the Company’s Marks by Sellers and their Affiliates preceding the date hereof and solely for purposes of allowing Sellers to phase out of use of the Company’s Marks. As soon as practicable following the Closing (but in no event later than 90 days after the Closing), Sellers and their Affiliates shall make all filings necessary to change their names to names that do not include any of the Company’s Marks or that comprise any colorable imitations thereof or confusingly similar Marks. Upon expiration of the License Term, each of the Sellers shall, and shall cause its Affiliates to, (x) cease and permanently discontinue any and all uses as indicia of origin of any of the Company’s Marks and any colorable imitations thereof or confusingly similar Marks, and remove or cover all of the Company’s Marks from or on, or destroy, any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials in the possession or under the control of the Sellers and each of their Affiliates bearing any of the Company’s Marks; and (y) permanently remove any the Company’s Marks (including any colorable imitations thereof or confusingly similar Marks) from all pipeline markers on the assets of Sellers or their Affiliates.
(c)    All use of the Company’s Marks by any Seller or any of its Affiliates pursuant to the Marks License during License Term shall be at all times subject to the direction and control of Buyer and shall inure to the exclusive benefit of Buyer. Sellers and their Affiliates shall, during the License Term, comply with Buyer’s instructions, directions and quality control requirements at all times in connection with any use of the Company’s Marks.

(d)    In no event shall the Sellers or any of their Affiliates use any of the Company’s Marks after the expiration of the License Term in any manner or for any purpose, including that none of them shall affix or include any of the Company’s Marks, or any colorable imitations thereof or confusingly similar Marks, on any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials that are created or produced after the Closing. Each Seller, for itself and its Affiliates, agrees that, after the Closing Date, and each Seller and its Affiliates, respectively, will not represent themselves as having any affiliation or business relationship with Buyer and its Affiliates (including the Acquired Companies), except pursuant to the Marks License or any separate agreement entered into, or assumed by, Buyer or its Affiliates on one hand, and such Seller or its Affiliates, on the other hand.
(e)    Buyer and each Seller expressly acknowledges and confirms that Sellers and the Acquired Companies, respectively, are transferring and assigning, and Buyer shall receive, all right, title or interest in or to the Company’s Marks and that subject to the Marks License granted to the Sellers for use of the Company’s Marks during the License Term in compliance with this Section 6.19, all right, title and interest in the Company’s Marks is expressly reserved by Buyer.
Section 6.20    Non-Competition; Confidentiality.
(a)    Each Seller agrees that for a period of 24 months from the Closing Date, neither it nor any of its controlled Affiliates (it being agreed that nothing in this Section 6.20 applies to (i) any of The Energy & Minerals Group LP, its affiliated or associated investment funds or other entities or portfolio companies, or any other Person controlling, controlled by or under common control with such Persons or (ii) Laredo or its Affiliates (including Laredo Petroleum, Inc.)) shall carry on, participate in, or be engaged in, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as members, partners or stockholders in any Person, in the Restricted Business within the Restricted Area. Notwithstanding the foregoing provisions of this Section 6.20, a Seller may own, solely as an investment, securities of a Person that is engaged in the Restricted Business within the Restricted Area if (A) such Seller is not an Affiliate of the issuer of such securities, (B) such Seller does not, directly or indirectly, beneficially own more than five percent in the aggregate of such class of securities and (C) such Seller has no active participation in such entity.
(b)    Each Seller acknowledges that it is in possession of Confidential Material concerning the Company and its Subsidiaries and their respective businesses and operations. Each Seller shall, and shall cause its Affiliates and Representatives to, treat confidentially and not disclose all or any portion of such Confidential Material and will use such Confidential Material solely for the purpose of consummating the transactions contemplated by this Agreement and for no other purpose; provided, that the Company and its Subsidiaries may also use the Confidential Material for the purpose of operating their respective businesses in the ordinary course. Each Seller acknowledges and agrees that such Confidential Material is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for such Seller to consummate the transactions contemplated by this Agreement (it being understood that each Seller shall be responsible for any disclosure by any such

Representative not permitted by this Agreement). If any Seller or any of its Affiliates or Representatives are requested or required to disclose (after such Seller has used its commercially reasonable efforts to avoid such disclosure and, to the extent legally permissible, after promptly advising and consulting with Buyer about such Seller’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), such Seller shall, or shall cause such Affiliate or Representative, to provide Buyer with prompt written notice of such request, to the extent legally permissible, so that Buyer may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, such Seller or such Affiliate or Representative may disclose only that portion of the Confidential Material which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and such Seller shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed. Each Seller further agrees that, from and after the Closing Date, such Seller and its Affiliates and Representatives, upon the request of Buyer or the Company, promptly will deliver to Buyer or the Company all documents, or other tangible embodiments, constituting Confidential Material or other information with respect to the Company and its Subsidiaries, without retaining any copy thereof, and shall promptly destroy all other information and documents constituting or containing Confidential Material; provided that, notwithstanding the foregoing, such Seller and its Affiliates and Representatives shall not be required to deliver or destroy copies of Confidential Material if such copies are necessary in order to comply with applicable Law or reasonable business practice or corporate retention policies or if such copies are electronic copies of Confidential Material that are automatically generated through data back-up or archiving systems and that are not readily accessible by such Seller or any of its Affiliates and Representatives, provided that all such copies shall be subject to this Section 6.20(b). Buyer acknowledges that Sellers and their respective Affiliates and Representatives are active participants in the oil and gas industry and may be actively seeking oil and gas related projects in a variety of areas and, subject to Section 6.20(a), may be actively involved in oil and gas activities in and around the area to which the Confidential Material relates.  Buyer understands that Sellers may retain certain mental impressions of the Confidential Material which are or may be indistinguishable from generalized industry knowledge.  Accordingly, subject to Section 6.20(a), Buyer agrees that Sellers and their respective Affiliates and Representatives shall not be precluded from pursuing or working on projects in and around such area because of their knowledge or mental impressions of the Confidential Material so long as Sellers and their respective Affiliates and Representatives do not use any Confidential Material in such endeavors.
(c)    If any provision contained in this Section 6.20 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.20, but this Section 6.20 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time, which is not permitted by Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction shall construe and interpret or reform this Section 6.20 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Law. Each Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section 6.20 and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Buyer shall be entitled to seek injunctive relief requiring specific performance by each Seller of this Section 6.20.
Section 6.21    Financing Cooperation. Prior to the Closing or termination of this Agreement, at Buyer’s sole cost and expense, Sellers shall, and shall cause the Acquired Companies and each of the Sellers’, the Company’s, such Subsidiaries’, and their respective Affiliates’ directors, officers, managers, representatives, auditors, and advisors to, provide reasonable cooperation to Buyer and its Affiliates in the arranging of any debt financing of the Buyer, the Company, or the Company’s Subsidiaries, and to use their respective commercially reasonable efforts (a) to cause appropriate officers and employees of the Acquired Companies (i) to be available on a customary basis to meet with prospective lenders, rating agencies and investors in presentations, meetings, road shows and due diligence sessions, (ii) to assist with the preparation of disclosure documents, offering documents, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations, projections and similar documents in connection therewith, (iii) furnishing Buyer and its Financing Sources with financial statements and financial and other pertinent information regarding the Acquired Companies as may be reasonably requested by Buyer to consummate the financing, (iv) to execute and deliver any definitive financing documentation, security documents, hedging arrangements, customary certificates, legal opinions (which may be reasoned, if counsel reasonably believes it cannot give the opinion otherwise) or other documents as may be reasonably requested by Buyer in connection with the financing, in each case which will become effective only on or after the Closing, (v) to take such reasonable actions as may be required to facilitate the pledge of collateral to secure the financing (including cooperation in connection with the pay‑off of existing Indebtedness and the release of Liens related thereto), (vi) to obtain all waivers, consents and approvals from other parties to contracts and liens to which the Acquired Companies are a party or by which any of them or their assets or properties are bound or subject, and (vii) to take all other actions necessary to permit the consummation of the financing and (b) to cause the independent certified public accountants of the Acquired Companies to provide assistance to Buyer, including providing consent, on a customary basis, to Buyer to use their audit reports relating to the Acquired Companies and, at the cost of Buyer, to provide any necessary “comfort letters” and to prepare and deliver other customary documents and instruments.
Section 6.22    Independent Investigation; Waiver of other Representations; Disclaimer.
(a)    BUYER HEREBY ACKNOWLEDGES THAT (i) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS OF THE ACQUIRED COMPANIES, (ii) IT HAS BEEN PROVIDED ACCESS TO PERSONNEL,

PROPERTIES, PREMISES AND RECORDS OF THE ACQUIRED COMPANIES FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN, (iii) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE ACQUIRED COMPANIES AND AN INVESTMENT IN THE ACQUIRED COMPANIES AND (iv) THE COMPANY HAS DELIVERED OR MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES ALL INFORMATION WHICH BUYER OR SUCH REPRESENTATIVES HAVE REQUESTED FOR THE PURPOSE OF DECIDING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS.
(b)    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE TRANSACTION DOCUMENTS OR IN THE CASE OF FRAUD, (i) BUYER ACKNOWLEDGES AND AGREES THAT, IN ACQUIRING THE MEMBERSHIP INTERESTS, BUYER IS ACQUIRING THE COMPANY ASSETS ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS AND (ii) EACH SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY DISCLAIMS, AND BUYER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO (A) TITLE TO ANY ASSETS OF THE ACQUIRED COMPANIES, INCLUDING THE COMPANY ASSETS, (B) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM RELATING TO THE COMPANY BUSINESS, THE MEMBERSHIP INTERESTS OR ASSETS OF THE ACQUIRED COMPANIES, INCLUDING THE COMPANY ASSETS, (C) ANY ESTIMATES OF THE VALUE OF THE COMPANY BUSINESS, THE MEMBERSHIP INTERESTS OR ASSETS OF THE ACQUIRED COMPANIES, INCLUDING THE COMPANY ASSETS, OR FUTURE REVENUES GENERATED THEREBY, (D) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE COMPANY BUSINESS, THE MEMBERSHIP INTERESTS OR ASSETS OF THE ACQUIRED COMPANIES, INCLUDING THE COMPANY ASSETS OR (E) ANY OTHER DUE DILIGENCE INFORMATION, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, THE BUYER SHALL BE DEEMED TO BE OBTAINING ALL OF THE SELLERS’ INTERESTS IN THE ACQUIRED COMPANIES AND THEIR CORRESPONDING INDIRECT INTERESTS IN THE COMPANY ASSETS, IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”

(c)    IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED ONLY UPON THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AND ITS DUE DILIGENCE INVESTIGATION AND ANALYSIS OF THE ACQUIRED COMPANIES, THE COMPANY ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER:
(i)    ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, MADE BY THE SELLERS, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3 (SUBJECT TO THE LIMITATIONS SET FORTH IN THIS SECTION 6.22), ARTICLE 4 (SUBJECT TO THE LIMITATIONS SET FORTH IN THIS SECTION 6.22) OR IN THE TRANSACTION DOCUMENTS, WHETHER OR NOT SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;
(ii)    ACKNOWLEDGES AND AGREES THAT THE PURCHASE PRICE, AS ADJUSTED, FOR THE MEMBERSHIP INTERESTS HAS BEEN SPECIFICALLY NEGOTIATED AND ADJUSTED TO TAKE INTO ACCOUNT THE “AS IS, WHERE IS, WITH ALL FAULTS” NATURE OF THIS INVESTMENT AND THE DISCLAIMERS AND WAIVER OF REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THEIR RESPECTIVE AFFILIATES AS STATED HEREIN;
(iii)    ACKNOWLEDGES AND AGREES THAT NONE OF THE SELLERS, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER OR ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT, OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO THE BUYER OR ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES DURING SITE OR OFFICE VISITS, IN ANY “DATA ROOMS” (INCLUDING INTERNET-BASED DATA ROOMS), MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO THE BUYER OR ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES IN

CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF THE ACQUIRED COMPANIES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, THE “DUE DILIGENCE INFORMATION”), EXCEPT IN EACH CASE TO THE EXTENT EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 (SUBJECT TO THE LIMITATIONS SET FORTH IN THIS SECTION 6.22), ARTICLE 4 (SUBJECT TO THE LIMITATIONS SET FORTH IN THIS SECTION 6.22) OR IN THE TRANSACTION DOCUMENTS;
(iv)    ACKNOWLEDGES AND AGREES THAT (A) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUDGETS AND BUSINESS PLAN INFORMATION, INCLUDING THOSE ATTACHED AS EXHIBITS OR SCHEDULES TO THE TRANSACTION DOCUMENTS, (B) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND IT IS FAMILIAR WITH SUCH UNCERTAINTIES, AND (C) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS AND PLANS SO FURNISHED TO IT, AND ANY USE OF OR RELIANCE BY IT ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS AND PLANS SHALL BE AT ITS SOLE RISK; AND
(v)    AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, OR IN EACH CASE TO THE EXTENT EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 (SUBJECT TO THE LIMITATIONS SET FORTH IN THIS SECTION 6.22), ARTICLE 4 (SUBJECT TO THE LIMITATIONS SET FORTH IN THIS SECTION 6.22) OR IN THE TRANSACTION DOCUMENTS OR IN THE EVENT OF FRAUD, THAT NONE OF THE SELLERS, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO BUYER, ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) RESULTING FROM THE FURNISHING TO BUYER AND/OR ITS AFFILIATES, OR ANY BUYER’S AND/OR ITS AFFILIATES’ USE OF, ANY DUE DILIGENCE INFORMATION.
(d)    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE TRANSACTION DOCUMENTS OR IN THE CASE OF FRAUD, BUYER, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY DISCLAIMS, AND SELLERS ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED UPON, ANY

REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED.
(e)    THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS SECTION 6.22 EXPRESSLY SURVIVE THE CLOSING DATE.
ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1    Buyer’s Closing Conditions. Buyer’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, waiver by Buyer), at or prior to the Closing, of each of the following conditions:
(a)    The Fundamental Representations will be true and correct in all respects as of the Execution Date and the Closing Date as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date). All other representations and warranties in Article 3 (subject to the limitations of Section 6.22) and Article 4 (subject to the limitations in Section 6.22), disregarding, in each case, any reference to “materiality”, “Material Adverse Effect” or similar qualifications therein, will be true and correct in all respects as of the Execution Date and as of the Closing Date as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date) except to the extent the failure of such representations and warranties to be so true and correct has not had, in the aggregate, a Material Adverse Effect.
(b)    The Sellers and the Company will have performed or caused the Acquired Companies to have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.
(c)    All Company Required Governmental Authorizations and Seller Required Governmental Authorizations will have been obtained and will be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.
(d)    There will not be any action or proceeding before any Governmental Authority with respect to which an unfavorable Order would prohibit the consummation of the transactions contemplated by this Agreement or declare the consummation of the transactions unlawful or require the consummation of the transactions to be rescinded.
(e)    Since the Execution Date, there has not been a Material Adverse Effect.
(f)    The simultaneous closing of the transactions contemplated by the MOC Purchase Agreement.

Section 7.2    The Company’s and Sellers’ Closing Conditions. The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, waiver by the Sellers), at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties in Article 5 qualified by materiality or Material Adverse Effect will be true and correct in all respects as of the Execution Date and the Closing Date as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date). All other representations and warranties in Article 5 will be true and correct in all respects as of the Execution Date and as of the Closing Date as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date) except to the extent the failure of such representations and warranties to be so true and correct has not had, in the aggregate, a Material Adverse Effect.
(b)    Buyer will have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)    All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.
(d)    There will not be any action or proceeding before any Governmental Authority with respect to which an unfavorable Order would prohibit the consummation of the transactions contemplated by this Agreement or declare the consummation of the transactions unlawful or require the consummation of the transactions to be rescinded.
(e)    The simultaneous closing of the transactions contemplated by the MOC Purchase Agreement.
ARTICLE 8
CLOSING

Section 8.1    Closing. The “Closing” will be held at the offices of Locke Lord LLP, 600 Travis Street, Suite 2800, Houston, Texas, or remotely via the exchange of documents and signatures by facsimile or electronic transmission, on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article 7 (other than those conditions that, by their nature, are to be satisfied only at the Closing Date, but subject to the satisfaction or valid waiver of such conditions at the Closing in accordance with this Agreement), or such other date as the Parties may mutually agree in writing (the date on which the Closing occurs is referred to herein as the “Closing Date”).
Section 8.2    The Company’s and Sellers’ Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers and the Company, as applicable, will execute and deliver (or cause to be executed and delivered) to Buyer each of the following documents (where the execution and delivery of the documents is contemplated), deliver (or cause to be delivered) to Buyer each of the following items (where the delivery of the items is contemplated) and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):
(a)    an assignment of the Membership Interests (the “Membership Interest Assignment”), signed by each Seller;
(b)    a certificate, dated as of the Closing Date, signed by a Responsible Officer of each Seller, certifying that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied;
(c)    resignations of each of the individuals set forth on Schedule 8.2(c) who serves as an officer or director of any Acquired Company in his or her capacity as such;
(d)    duly executed payoff letters, with releases in form and substance reasonably satisfactory to Buyer (the “Payoff Letters”) with respect to all funded Indebtedness of the Acquired Companies or any other Person affecting the Membership Interests or the Company Assets, if any, which is outstanding immediately prior to Closing; additionally, any financing statement terminations and Lien releases shall have been filed as necessary to remove any Liens (other than Permitted Liens) applicable to the Membership Interests or the Company Assets, or the Payoff Letters shall state that such financing statement terminations and Lien releases shall be filed after receipt of the amounts set forth in the Payoff Letters;
(e)    an executed certificate of each Seller, dated as of the Closing Date and certifying that such Seller is not a “foreign person” within the meaning of Code Section 1445;
(f)    evidence of termination of the contracts set forth on Schedule 8.2(f) Part 1 and of assignment and, if applicable, amendment of the contracts set forth on Schedule 8.2(f) Part 2; and
(g)    such other certificates, instruments and documents required by this Agreement or as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.
Section 8.3    Buyer’s Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, Buyer will execute and deliver (or cause to be executed and delivered) each of the following documents (where the execution and delivery of the documents is contemplated), deliver (or cause to be delivered) each of the following items (where the delivery of the items is contemplated) and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):
(a)    the Purchase Price in accordance with Section 2.2;
(b)    a certificate, dated as of the Closing Date, signed by a Responsible Officer of Buyer, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(c)    such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by the Sellers or the Company prior to the Closing Date to carry out the intent and purposes of this Agreement.
ARTICLE 9
TERMINATION RIGHTS

Section 9.1    Termination Rights. This Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Closing as follows:
(a)    by mutual written consent of Buyer and the Sellers;
(b)    by the Sellers or Buyer if there shall be in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Sellers, on the one hand, or the Buyer, on the other hand, if such Order was primarily due to the failure of the Sellers or the Company, on the one hand, or the Buyer, on the other hand, to perform any of their respective obligations under this Agreement;
(c)    by the Sellers in the event that there will have been a breach or inaccuracy of Buyer’s representations and warranties in this Agreement or a failure by Buyer to perform its covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (provided that none of the representations and warranties set forth in Article 3 or Article 4 will have become and continue to be untrue in a manner that would cause the condition set forth in Section 7.1(a) not to be satisfied and there has been no failure by either Seller or the Company to perform their respective covenants in such a manner as would cause the condition set forth in Section 7.1(b) not to be satisfied); provided, however, that the Sellers will provide notice to Buyer as soon as practicable after becoming aware of any such breach, inaccuracy or failure of Buyer; and provided further, that if such breach, inaccuracy or failure is curable by Buyer through the exercise of its commercially reasonable efforts then, for up to 30 days from the date Buyer receives notice of such breach, inaccuracy or failure from the Sellers, as long as Buyer continues to exercise such commercially reasonable efforts, the Sellers may not terminate this Agreement under this Section 9.1(c) prior to the later of (x) the Outside Date or (y) the end of such 30-day period;
(d)    by Buyer in the event that there has been a breach or inaccuracy of the representations and warranties set forth in Article 3 or Article 4 or a failure by either Seller or the Company to perform their respective covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied (provided that none of the representations and warranties of the Buyer will have become and continue to be untrue in a manner that would cause the condition set forth in Section 7.2(a) not to be satisfied and there has been no failure by Buyer to perform its covenants in such a manner as would cause the condition set forth in Section 7.2(b) not to be satisfied); provided, however, that Buyer will provide notice to the Sellers and the Company as soon as practicable after becoming aware of any such breach or inaccuracy of the Sellers or the Company, as applicable; and provided further, that if such breach or inaccuracy is curable by the Sellers or the Company through the exercise of commercially reasonable efforts then, for up to 30 days from the date the Sellers and/or the Company receive notice of such breach or inaccuracy from Buyer, as long as the Sellers and/or the Company continue to exercise such commercially reasonable efforts, Buyer may not terminate this Agreement under this Section 9.1(d) prior to the later of (x) the Outside Date or (y) the end of such 30-day period; or
(e)    by either Buyer or the Sellers following the Outside Date (as extended); provided that the right to terminate this Agreement under this Section 9.1(e) will not be available to any Party whose breach of any representation, warranty or covenant contained in this Agreement will have been the cause of, or will have resulted in, the failure of the Closing to occur on or before the Outside Date; provided, further, that, notwithstanding such breach, any Party shall have the right to terminate this Agreement 60 days following the Outside Date (as extended) if the non-breaching Party has not as of such date commenced proceedings seeking to compel specific performance by the breaching Party of one or more of its obligations contained in this Agreement.
Section 9.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, all obligations of the Parties will terminate, except for the provisions of this Section 9.2, Section 9.3, Section 6.3(b), Section 6.3(c), Section 6.4, Section 6.22 and Article 11; provided that the Confidentiality Agreement will remain in full force and effect following any termination of this Agreement pursuant to this Article 9.
Section 9.3    Remedies.
(a)    If this Agreement is terminated pursuant to (i) Section 9.1(c) upon Buyer’s breach of any representation, warranty or covenant contained in this Agreement or (ii) Section 9.1(e) and at such time Sellers had the right to terminate this Agreement pursuant to Section 9.1(c), then Sellers shall, at their option, mutually agree to either (x) terminate this Agreement and receive the Reverse Termination Fee or (y) seek to obtain in any court of competent jurisdiction injunctive relief to restrain any violation by Buyer of its covenants contained in this Agreement or to seek to compel specific performance by Buyer of one or more of its obligations contained in this Agreement. If this Agreement is terminated under circumstances when the Reverse Termination Fee is payable, Sellers’ receipt of the Reverse Termination Fee shall be the sole and exclusive remedy of Sellers and its Affiliates. In furtherance and not in limitation of the foregoing, and notwithstanding anything to the contrary contained herein, if Buyer fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement or fails to perform hereunder, then except for an order of specific performance only to the extent expressly permitted by Section 9.3(b), the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) of the Sellers or any of their respective Affiliates for any breach, Loss, liability or damage shall be for Sellers to terminate this Agreement and, to the extent applicable, receive the Reverse Termination Fee. For the avoidance of doubt, Sellers and the Company will be entitled to seek specific performance of this Agreement in accordance with Section 9.3(b) while also seeking payment of the Reverse Termination Fee, but Sellers and the Company shall not be entitled to both obtain specific performance to cause the Closing to occur and also receive the Reverse Termination Fee. It is agreed that the Reverse Termination Fee is liquidated damages and not a penalty, and the payment of the Reverse Termination Fee in the circumstances specified herein is supported by due and sufficient consideration.
(b)    Without intending to limit the remedies available to the Parties hereunder, each Party acknowledges that a breach of, conflict with, or failure to perform or comply with, any of the provisions contained in this Agreement would result in material irreparable injury to the other Party(ies) or their respective Affiliates for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Accordingly, the Parties agree that they shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which any Party is entitled at law or in equity. The Parties further agree (i) to cooperate fully in any attempt by the other Party to obtain any such equitable remedy, (ii) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy and (iii) not to assert that a remedy of specific performance is unenforceable, invalid or contrary to Law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties acknowledges and agrees that such right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, the Parties would not have entered into this Agreement.
(c)    Notwithstanding anything herein to the contrary, in the event this Agreement is terminated pursuant Section 9.1(b), Section 9.1(c), Section 9.1(d) or Section 9.1(e), nothing herein shall relieve any Party from any liability for Fraud by such Party and all rights and remedies of a non-breaching Party under this Agreement in the case of any such Fraud, at Law and in equity, shall be preserved, including the right to recover reasonable attorneys’ fees and expenses; provided, that the Sellers shall not be entitled to receive both the Reverse Termination Fee and also pursue damages for Fraud. Except to the extent otherwise provided in this Section 9.3, the Parties agree that, if this Agreement is terminated, the Parties shall have no liability to each other under or relating to this Agreement.
ARTICLE 10
INDEMNIFICATION

Section 10.1    Survival. All representations and warranties contained in this Agreement and the MOC Purchase Agreement will survive for 15 months after the Closing Date; provided, that the Fundamental Representations, the representations and warranties set forth in Section 3.13 of this Agreement, and the representation and warranties set forth in Section 3.11 of the MOC Purchase Agreement will survive until the expiration of the relevant statute of limitations (if any) plus 60 days. The covenants and agreements of the Parties contained in this Agreement and the covenants and agreements of the parties to the MOC Purchase Agreement contained therein will survive the Closing in accordance with their terms; provided that the right of any Party to make a claim for breach of any covenant that is (a) to be performed or satisfied at or before the Closing, will terminate 15 months after the Closing Date, or (b) to be performed or satisfied after the Closing, will terminate 30 days following the satisfaction or performance of such covenant.

Section 10.2    Indemnification of Buyer by the Sellers. Subject to the limitations on recourse and recovery set forth in this Article 10, from and after the Closing,
(a)    the Medallion Indemnifying Parties, on the one hand, and the Laredo Indemnifying Parties, on the other hand, severally and not jointly, will indemnify, defend and hold harmless Buyer and its Affiliates (including Holdings) and each of their respective officers, directors, members and employees (the “Buyer Indemnified Parties”) from and against any and all Losses imposed upon or incurred after the Closing in connection with, arising out of or resulting from, subject to Section 6.22, the inaccuracy or breach of any representation or warranty set forth in Article 3 of this Agreement, disregarding, in each case, any reference to “materiality”, “Material Adverse Effect” or similar qualifications therein for purposes of determining the existence of any such inaccuracy or breach and the amount of Losses resulting therefrom;
(b)    Medallion, on the one hand, and the Laredo Indemnifying Parties, on the other hand, severally and not jointly, will indemnify, defend and hold harmless Buyer Indemnified Parties from and against any and all Losses imposed upon or incurred after the Closing in connection with, arising out of or resulting from:
(i)    any non-fulfillment or breach by the Sellers of any covenant or agreement on the part of the Sellers contained in this Agreement (other than a covenant or agreement to indemnify the Buyer Indemnified Parties under this Section 10.2);
(ii)    any non-fulfillment or breach by the Company or any other Acquired Company of any covenant or agreement on the part of such Acquired Companies contained in this Agreement to the extent such covenant or agreement is to be performed by such Acquired Company at or prior to the Closing;
(iii)    the matters set forth on Schedule 3.5; provided, that any Losses under this Section 10.2(b)(iii) shall be net of any Current Liabilities taken into account for purposes of calculating the Final Adjustment Amount; and
(iv)    any and all Seller Taxes, other than any Seller’s own Taxes related to the operation, assets and results of the Company Business;
(c)    the Medallion Indemnifying Parties will indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses imposed upon or incurred after the Closing in connection with, arising out of or resulting from, subject to Section 6.22, the inaccuracy or breach of any representation or warranty in Article 3 or Article 4 of the MOC Purchase Agreement or made by Medallion in Article 4, disregarding, in each case, any reference to “materiality”, “Material Adverse Effect” or similar qualifications therein for purposes of determining the existence of any such inaccuracy or breach and the amount of Losses resulting therefrom;

(d)    Medallion will indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses imposed upon or incurred after the Closing in connection with, arising out of or resulting from:
(i)    any non-fulfillment or breach by Medallion Midstream, LLC or MOC Holdings, LLC of any covenant or agreement on the part of Medallion Midstream, LLC or MOC Holdings, LLC contained in the MOC Purchase Agreement;
(ii)    any non-fulfillment or breach by MOC of any covenant or agreement on the part of MOC contained in the MOC Purchase Agreement to the extent such covenant or agreement is to be performed by MOC at or prior to the Closing; and
(iii)    any and all MOC Seller Taxes and Medallion’s own Taxes related to the operation, assets and results of the Company Business; and
(e)    the Laredo Indemnifying Parties will indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses imposed upon or incurred after the Closing in connection with, arising out of or resulting from, subject to Section 6.22, the inaccuracy or breach of any representation or warranty made by Laredo in Article 4, disregarding, in each case, any reference to “materiality”, “Material Adverse Effect” or similar qualifications therein for purposes of determining the existence of any such inaccuracy or breach and the amount of Losses resulting therefrom; and
(f)    the Laredo Indemnifying Parties will indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses imposed upon or incurred after the Closing in connection with, arising out of or resulting from Laredo’s own Taxes related to the operation, assets and results of the Company Business.
Section 10.3    Indemnification of Sellers by Buyer. Subject to the limitations on recourse and recovery set forth in this Article 10, from and after the Closing, Buyer will indemnify, defend and hold harmless each Seller and its Affiliates (including Medallion Midstream, LLC and MOC Holdings, LLC), Warburg Pincus, LLC, and each of their respective officers, directors, members and employees from and against any and all Losses imposed upon or incurred after the Closing in connection with, arising out of or resulting from:
(a)    the inaccuracy or breach of any representation or warranty in Article 5 of this Agreement or in Article 5 of the MOC Purchase Agreement, disregarding, in each case, any reference to “materiality”, “Material Adverse Effect” or similar qualifications therein for purposes of determining the existence of any such inaccuracy or breach and the amount of Losses resulting therefrom;
(b)    any nonfulfillment or breach (A) by Buyer of any covenant or agreement made by Buyer under this Agreement and (B) by Holdings of any covenant or agreement made by Holdings under the MOC Purchase Agreement; and
(c)    any non-fulfillment or breach (A) by the Company or any other Acquired Company of any covenant or agreement on the part of such Acquired Companies contained in this Agreement to the extent such covenant or agreement is to be performed by such Acquired Company following the Closing Date and (B) by Holdings of any covenant or agreement on the part of Holdings contained in the MOC Purchase Agreement to the extent such covenant or agreement is to be performed by Holdings following the Closing Date.
Section 10.4    Limitations.
(a)    None of the Buyer Indemnified Parties shall be entitled to assert any right to indemnification under Section 10.2(a), Section 10.2(c) or Section 10.2(e) with respect to a claim or series of related claims if such claim or series of related claims arising out of the same or similar set of facts or circumstances where the Losses related thereto are less than $200,000 (each, a “De Minimis Loss”). No Seller, Laredo Indemnifying Party or Medallion Indemnifying Party will have any liability pursuant to Section 10.2(a), Section 10.2(c) or Section 10.2(e) until the aggregate amount of all Losses, not including any De Minimis Losses, actually incurred by the Buyer Indemnified Parties with respect to such matters exceeds 0.75% of the Purchase Price (the “Deductible”), in which case the Buyer Indemnified Parties shall have the right to seek indemnification for all Losses in excess of, but not including, the Deductible. Notwithstanding the foregoing, the limitations set forth in this Section 10.4(a) shall not apply to Excepted Losses.
(b)    Subject to Section 10.4(e) and Section 10.4(h), the aggregate liability of the Medallion Indemnifying Parties, on the one hand, and the Laredo Indemnifying Parties, on the other hand, under Section 10.2(a), Section 10.2(c) or Section 10.2(e) shall be limited to the applicable Seller’s (and with respect to the Medallion Indemnifying Parties, Medallion’s, and with respect to Laredo Indemnifying Parties, Laredo’s) Pro Rata Percentage of (i) the Indemnity Cap with respect to all representations and warranties set forth in Articles 3 and 4 of this Agreement and in Articles 3 and 4 of the MOC Purchase Agreement other than the Fundamental Representations, the Special Indebtedness Representations, the Special Material Contracts Representations, Section 3.13 and Section 3.11 of the MOC Purchase Agreement, (ii) the Special Indemnification Cap with respect to the Special Indebtedness Representations and the Special Material Contracts Representations, and (iii) the Purchase Price with respect to the Fundamental Representations. The aggregate liability of Medallion, on the one hand, and Laredo, on the other hand, under Section 10.2(b), Section 10.2(d) or Section 10.2(f) shall be limited to the applicable Seller’s Pro Rata Percentage of the Purchase Price. Except as further limited by this Section 10.4(b), Section 10.4(e) and Section 10.4(h), the aggregate liability of the Medallion Indemnifying Parties, on the one hand, and the Laredo Indemnifying Parties, on the other hand, with respect to all claims for indemnification made by all Buyer Indemnified Parties pursuant to Section 10.2 shall be limited to Medallion’s and Laredo’s, respectively, Pro Rata Percentage of the amount of the aggregate Purchase Price received by Medallion and Laredo, respectively.
(c)    No indemnifying Person will be liable for any Losses that are subject to indemnification under Section 10.2 or Section 10.3 unless a written demand for indemnification under this Agreement is delivered by the indemnified Person to the indemnifying Person with respect thereto prior to 5:00 P.M. Central Time on the date pursuant to Section 10.1 on which the survival period of the applicable representations and warranties or covenants expires, to assert a Claim for indemnification describing such Claim in reasonable detail, including the factual circumstances giving rise to and the provisions under this Agreement on which such Claim is based. Notwithstanding the foregoing, any Claim for indemnification under this Agreement that is duly brought prior to such time will survive until such matter is resolved.
(d)    Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any Party or any of its Affiliates be entitled to recover more than one time for any Loss under this Agreement, and to the extent a Party or any of its Affiliates is compensated for a matter through the adjustments provided for in Section 2.3 or otherwise, such Party and its Affiliates will not have a separate right to indemnification for such matter. For the avoidance of doubt, Buyer shall not be entitled to duplicative recovery under this Section 6.8 and Article 10 with respect to any Tax Proceeding.
(e)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall (i) the aggregate liability of The Energy & Minerals Group Fund II, L.P. with respect to any claim for indemnification exceed 73.7218% of Medallion’s Pro Rata Percentage of such claim, (ii) the aggregate liability of EMG Fund II Offshore Holdings, LP with respect to any claim for indemnification exceed 12.9552% of Medallion’s Pro Rata Percentage of such claim, aggregate liability and (iii) the aggregate liability of EMG Fund II Dutch Offshore Holdings, LP with respect to any claim for indemnification exceed 13.3229% of Medallion’s Pro Rata Percentage of such claim.
(f)    The Medallion Indemnifying Parties hereby agree and covenant that Medallion will not distribute, pay or otherwise dispose of, and will retain, from the proceeds Medallion receives from the transactions contemplated hereby (other than payments pursuant to the indemnification provisions of this Agreement), (i) for a period of 60 days following the Closing, an aggregate amount representing 50% of such proceeds, (ii) for a period of 9 months following the Closing, an aggregate amount representing 10% of such proceeds, and (iii) for a period of 15 months following the Closing, an aggregate amount representing 7.5% of such proceeds.
(g)    With respect to the matters set forth on Schedule 3.5, the Sellers will be entitled to control and appoint counsel for the defense of such matters. The Sellers will keep Buyer advised of the status of such matters and the defense thereof on a reasonably current basis and will consider in good faith the recommendations made by Buyer with respect thereto. Notwithstanding the foregoing, the Sellers will obtain the prior written consent of Buyer before entering into any settlement, compromise, admission or acknowledgement of the validity of any such matter if the settlement (i) requires an admission of guilt, fault, culpability, failure to act or wrongdoing on the part of any Buyer Indemnified Party, (ii) subjects any Buyer Indemnified Party to liability that is not indemnified pursuant to Section 10.2(b)(iii), (iii) does not unconditionally release the applicable Buyer Indemnified Party from all liabilities and obligations with respect to such matter and any related matter, (iv) imposes injunctive or other equitable relief against any Buyer Indemnified Party, (v) imposes any continuing obligation or payment requirement on any Buyer Indemnified Party, or (vi) does not include as a term that such settlement, compromise, admission or acknowledgement shall remain confidential. Following the final resolution of the matters set forth on Schedule 3.5, (a) if the aggregate Losses with respect to such matters are less than any Current Liabilities with respect to such matters taken into account for purposes of calculating the Final Adjustment Amount, Buyer will pay to the Sellers, in accordance with their Pro Rata Percentages, the difference in Dollars between the aggregate Losses with respect to such matters and any Current Liabilities with respect to such matters taken into account for purposes of calculating the Final Adjustment Amount, or (b) if the aggregate Losses with respect to such matters are greater than any Current Liabilities with respect to such matters taken into account for purposes of calculating the Final Adjustment Amount, such Losses shall be subject to the indemnity pursuant to Section 10.2(b)(iii).
(h)    For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, including, without limitation, the definitions of Excepted Losses, Fundamental Representations, Material Adverse Effect, Special Indebtedness Representations, Transaction Documents and Facilities, (i) in no event will the Laredo Indemnifying Parties indemnify any Buyer Indemnified Party and have no liability to or indemnify Holdings, Medallion Indemnified Parties or other Medallion Indemnifying Parties, from any Losses in connection with, arising out of or resulting from the inaccuracy or breach of any representation or warranty in Article 3 or Article 4 of the MOC Purchase Agreement, any non-fulfillment or breach by MOC, Medallion Midstream, LLC or MOC Holdings, LLC of any covenant or agreement contained in the MOC Purchase Agreement or any MOC Seller Taxes or their impact on the Company’s representations, covenants or otherwise, and (ii) the Medallion Indemnifying Parties shall be responsible for the full amount of any Losses (not just their Pro Rata Percentage of such Losses) but subject to the other limitations set forth herein (including, without limitation, Medallion’s aggregate liability as set forth in Section 10.4(b)) for indemnifying the Buyer Indemnified Parties from any Losses in connection with, arising out of or resulting from the inaccuracy or breach of any representation or warranty in Article 3 or Article 4 of the MOC Purchase Agreement, any non-fulfillment or breach by MOC, Medallion Midstream, LLC or MOC Holdings, LLC of any covenant or agreement contained in the MOC Purchase Agreement or any MOC Seller Taxes.
Section 10.5    Claims Procedures.
(a)    Promptly after receipt by any indemnified Person of notice of the commencement or assertion of any Claim or Legal Proceeding by a third party or circumstances which, with the lapse of time, such indemnified Person believes is likely to give rise to a Claim or Legal Proceeding by a third party or of facts causing any indemnified Person to believe it has a Claim for indemnification hereunder (an “Asserted Liability”), such indemnified Person will give prompt written notice thereof (the “Claim Notice”) to the relevant indemnifying Person; provided that in any event, such indemnified Person will give the Claim Notice to the indemnifying Person no later than 30 days after becoming aware of such Asserted Liability. As long as the Claim Notice is given in accordance with Section 10.4(c), the failure to so notify the indemnifying Person will not relieve the indemnifying Person of its obligations or liability hereunder, except to the extent such failure prejudices the indemnifying Person. The Claim Notice will describe the Asserted Liability in reasonable detail, and will indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered. The indemnified Person and the indemnifying Person agree to keep each other reasonably appraised of any additional information concerning any Asserted Liability.

(b)    As to an Asserted Liability arising from a third party action, the indemnifying Person will be, subject to the limitations set forth in this Section 10.5, entitled to assume control of and appoint lead counsel for such defense only for as long as it conducts such defense with reasonable diligence; provided, that the indemnifying Person shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the indemnified Person if (A) such Asserted Liability may give rise to Losses which are more than 200% of the Indemnity Cap or Special Indemnification Cap, as applicable, at the time such claim is submitted by the indemnified Person; (B) such Asserted Liability for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (C) such Asserted Liability seeks an injunction or equitable relief against the indemnified Person; (D) the indemnified Person has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the indemnifying Person and the indemnified Person; or (E) upon petition by the indemnified Person, the appropriate court rules that the indemnifying Person failed or is failing to vigorously prosecute or defend such Asserted Liability; provided further, that if both Sellers are indemnifying Persons with respect to an Asserted Liability arising from a third party action, the Sellers must mutually agree with respect to assuming control of the defense of any third party action and appointing lead counsel for such defense. The indemnifying Person will keep the indemnified Persons advised of the status of such third party action and the defense thereof on a reasonably current basis and will consider in good faith the recommendations made by the indemnified Persons with respect thereto. If the indemnifying Person assumes the control of the defense of any third party action in accordance with the provisions of this Section 10.5, the indemnified Person will be entitled to participate in the defense of any such third party action and to engage, at its expense, separate counsel of its choice for such purpose, it being understood, however, that the indemnifying Person will continue to control such defense; provided that notwithstanding the foregoing, the indemnifying Person will pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees) of the indemnified Persons if (x) the indemnified Person’s outside counsel will have reasonably concluded and advised in writing (with a copy to the indemnifying Person) that there are defenses available to such indemnified Person that are different from or additional to those available to the indemnifying Person, or (y) the indemnified Person’s outside counsel will have advised in writing (with a copy to the indemnifying Person) the indemnified Person that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the indemnifying Person and the indemnified Person. Notwithstanding the foregoing, the indemnifying Person will obtain the prior written consent of the indemnified Person before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement requires an admission of guilt or wrongdoing on the part of the indemnified Person, subjects the indemnified Person to criminal liability or does not unconditionally release the indemnified Person from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against, or any continuing obligation or payment requirement on, the indemnified Person.
(c)    Each Party will cooperate in the defense or prosecution of any Asserted Liability arising from a third party action and will furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.
(d)    In the case of a Claim not based upon a third party action (“Direct Claim”), the indemnifying Person shall have 60 days from its receipt of the Claim Notice to either (i) admit its obligation to provide indemnification or (ii) dispute the Claim for indemnification, and provide a written explanation for its position and supporting documentation (it being understood that during such 60-day period such indemnifying Person shall have the right to investigate such Direct Claim and seek to cure the underlying breach, fact, or circumstance giving rise thereto; except that such indemnifying Person may not and shall not hold itself out as the agent or representative of the indemnified Person or otherwise bind or purport to bind the indemnified Person or any of its Affiliates in connection with such investigation or cure). In the event that the indemnifying Person disputes a Claim Notice for a Direct Claim, the Parties, including appropriate management representatives, shall promptly seek to negotiate a resolution in good faith. If the Parties are unable to resolve the dispute within 90 days after the indemnifying Person first receives the Claim Notice for a Direct Claim, then the indemnified Person may seek any remedy available to it under this Agreement. If the indemnifying Person fails to respond to the Claim Notice relating to a Direct Claim within such 60 day period, then the indemnifying Person shall be conclusively deemed obligated to provide indemnity for all reasonable costs and expenses relating to the Direct Claim referenced in the Claim Notice.
(e)    To the extent any of the provisions of Section 6.8 conflict with the provisions of this Section 10.5, Section 6.8 shall control with respect to any Tax Proceeding.
Section 10.6    Waiver of Remedies.
(a)    The Parties hereby agree that from and after the Closing, other than in the case of Fraud, no Party will have any liability, and no Party will (and each Party will cause its respective Affiliates not to) make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement or the MOC Purchase Agreement (including breach of representation, warranty, covenant or agreement) or any other contract or other matter delivered pursuant hereto, or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Law or otherwise, except for (i) a claim for indemnification pursuant to this Article 10 or (ii) a claim for specific performance, and this Article 10 and specific performance are the sole and exclusive remedies available to the Parties and any other Person entitled to indemnification hereunder relating to the transactions contemplated by this Agreement, subject to Section 6.3(c), Section 6.8, Section 6.12, Section 6.17, Section 6.18 and Section 11.16 of this Agreement and Section 6.7, Section 6.11 and Section 10.16 of the MOC Purchase Agreement.
(b)    IN FURTHERANCE OF THE FOREGOING, OTHER THAN IN THE CASE OF FRAUD, BUYER HEREBY WAIVES AND RELEASES FROM AND AFTER THE CLOSING, TO THE FULLEST EXTENT PERMITTED UNDER LAW, AND AGREES NOT TO SUE, FOR ANY AND ALL CLAIMS (OTHER THAN CLAIMS FOR EQUITABLE RELIEF RELATED TO THE BREACH OF ANY COVENANT OR AGREEMENT OF ANY SELLER CONTAINED IN THIS AGREEMENT REQUIRING PERFORMANCE AFTER THE

CLOSING OR THE BREACH OF ANY COVENANT OR AGREEMENT OF MEDALLION MIDSTREAM, LLC OR MOC HOLDINGS, LLC CONTAINED IN THE MOC PURCHASE AGREEMENT REQUIRING PERFORMANCE AFTER THE CLOSING) BUYER OR ANY OF ITS AFFILIATES, INCLUDING THE ACQUIRED COMPANIES AND MOC WITH RESPECT TO THE PERIOD FROM AND AFTER THE CLOSING DATE, MAY HAVE AGAINST ANY SELLER, MEDALLION MIDSTREAM, LLC, MOC HOLDINGS, LLC, OR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING THE ACQUIRED COMPANIES AND MOC WITH RESPECT TO THE PERIOD PRIOR TO THE CLOSING DATE, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ADVISORS RELATING TO OR ARISING FROM (I) THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, OR (II) THE COMPANY BUSINESS (AS DEFINED IN THIS AGREEMENT OR THE MOC PURCHASE AGREEMENT), THE MEMBERSHIP INTERESTS (AS DEFINED IN THIS AGREEMENT OR THE MOC PURCHASE AGREEMENT), OR THE ASSETS OF THE ACQUIRED COMPANIES OR MOC, INCLUDING THE COMPANY ASSETS, OR (III) ANY ACTIONS OR OMISSIONS BY ANY OFFICER, DIRECTOR OR EMPLOYEE OF THE ACQUIRED COMPANIES, MOC, ANY SELLER, MEDALLION MIDSTREAM, LLC, MOC HOLDINGS, LLC OR ANY OF THEIR RESPECTIVE AFFILIATES, IN SUCH PERSON’S CAPACITY AS SUCH, BY ANY SELLER, IN ITS CAPACITY AS A MEMBER OF THE COMPANY PRIOR TO THE CLOSING, OR BY MEDALLION MIDSTREAM, LLC OR MOC HOLDINGS, LLC, IN ITS CAPACITY AS A MEMBER OF MOC PRIOR TO THE CLOSING, PROVIDED ANY SUCH ACTIONS WERE TAKEN OR OMISSIONS WERE AVOIDED, IN EACH CASE, IN GOOD FAITH, EXCEPT PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE 10 AND REGARDLESS OF WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY SELLER’S, MEDALLION MIDSTREAM, LLC’S, MOC HOLDINGS, LLC’S OR ANY OF THEIR RESPECTIVE AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.
(c)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE FOR THE FOLLOWING (“NON-REIMBURSABLE DAMAGES”): SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (EXCLUDING DAMAGES ON ACCOUNT OF LOST PROFITS OR THE DIMINUTION OF THE VALUE OF THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS OR MOC’S ASSETS, IN EACH CASE, THAT ARE THE NATURAL AND PROBABLE CONSEQUENCE OF A BREACH AND DIRECTLY FLOW FROM SUCH BREACH), WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT ANY AMOUNTS PAYABLE TO THIRD PARTIES PURSUANT TO A CLAIM BY A THIRD PARTY WILL NOT BE DEEMED NON-REIMBURSABLE DAMAGES.
(d)    Notwithstanding anything to the contrary contained herein, each Seller hereby waives and acknowledges that it shall not exercise or assert, any right of contribution or right to indemnity or any other right or remedy against the Company or any of its Subsidiaries or MOC in connection with any indemnification obligation or any other liability to which a Seller may become subject under this Agreement.
Section 10.7    Determination of Amount of Damages; Mitigation.
(a)    The amount of any Losses for which indemnification is provided under this Article 10 will be limited to the Losses suffered by the indemnified Person and will be computed net of (i) any insurance or other proceeds entitled to be received by the indemnified Person in connection with such Losses, (ii) any indemnity, contribution or other similar payment the indemnified Person is entitled to receive from any Person with respect to such Loss, and (iii) any other payment or monetary recoupment received, realized or retained by the indemnified Person as a result of the events giving rise to the Claim. Any indemnified Person that becomes aware of Losses for which it intends to seek indemnification hereunder will use commercially reasonable efforts to pursue claims and collect any amounts to which it may be entitled under insurance policies or from third parties (pursuant to indemnification agreements or otherwise) and will use commercially reasonable efforts to mitigate such Losses; provided that the indemnified Person will promptly notify either (i) the Sellers, if such indemnified Person is Buyer, or (ii) Buyer, if such indemnified Person is a Seller, in each case, of any efforts to mitigate; provided, further, that such commercially reasonable efforts shall not require any indemnified Person to commence any litigation, make any material monetary expenditure, or offer or grant any material accommodation (financial or otherwise) to any third party, and any expenditures using such commercially reasonable efforts to mitigate Losses shall constitute Losses hereunder. If any third party recovery or insurance recovery is realized after having previously received indemnity Claim proceeds hereunder, such indemnified Person will promptly tender to the respective indemnifying Person an amount equal to such third party recovery or insurance recovery.
(b)    The Parties agree that no indemnified Person shall have any recourse under this Article 10 for any Losses that such indemnified Person would not have suffered had such indemnified Person exercised commercially reasonable efforts to mitigate such Losses within a reasonable amount of time following the discovery by such indemnified Person of the fact, event or circumstance giving rise to such Losses (and for an indemnified Person that is not a natural Person, the bringing to the attention of a responsible officer thereof of such fact, event or circumstance).
ARTICLE 11
MISCELLANEOUS

Section 11.1    Successors and Assigns. This Agreement (and all covenants, rights, obligations, and agreements created hereunder) will be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, notwithstanding the foregoing, the Buyer’s and its Affiliates’ Financing Sources are and shall be express third party beneficiaries solely with respect to Sections 11.1, 11.5, 11.7(e), 11.8, 11.9 and 11.20. No Party will assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that Buyer may assign its rights, interests and obligations hereunder (a) to any direct or indirect wholly owned Subsidiary of Buyer or to any Affiliate of which Buyer is a direct or indirect wholly owned Subsidiary, and (b) for the purpose of securing any financing of the transactions contemplated hereby.
Section 11.2    Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by electronic transmission, by reputable national overnight courier service or by registered or certified mail (postage prepaid) to the Parties at the following addresses, as applicable:

If to Buyer, to:	Global Infrastructure Management, LLC 12 East 49th Street New York, NY 10017 Att: Salim G. Samaha, Partner Ben Daniel, Principal Fax: (646) 282-1599
with a copy to (which will not constitute notice): and
Global Infrastructure Management LLP
5 Wilton Road, Sixth Floor
London SW1V 1AN
United Kingdom
Att: Joseph Blum,
   General Counsel
Fax: +44 207 798 0530

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Jason Webber, Esq.
E-mail: jwebber@whitecase.com

If to the Company (prior to the Closing), to:	Medallion Gathering & Processing, LLC 222 West Las Colinas Blvd., Ste. 1140E Irving, Texas 75039 Telephone No.: 972.607.9441 Email: rlentz@medallionmidstream.com Attention: Randy Lentz
If to Medallion or any other Medallion Indemnifying Party, to:	Medallion Midstream Holdings, LLC 222 West Las Colinas Blvd., Ste. 1140E Irving, Texas 75039 Telephone No.: 972.607.9441 Email: rlentz@medallionmidstream.com Attention: Randy Lentz with a copy to (which will not constitute notice):
Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Telephone No.: 713.226.1143; 713.226.1235
Email: bswanstrom@lockelord.com; kpeter@lockelord.com
Attention: H. William Swanstrom; Kevin Peter

and	The Energy & Minerals Group LP 811 Main St., Suite 4200 Houston, Texas 77002 Telephone No.: 713-579-5028 Email: ltyson@emgtx.com Attention: Laura L. Tyson
If to Laredo or any other Laredo Indemnifying Party, to:	Laredo Midstream Services, LLC 15 W 6th Street, Suite 900 Tulsa, OK 74119 Telephone No.: 918-513-4570 Email: kdornblaser@laredopetro.com Attention: Ken Dornblaser or to such other address or addresses as the Parties may from time to time designate in writing. For purposes of any notice requirements hereunder, delivery shall have deemed to be made (i) on the date of such delivery if delivered personally, (ii) on the date that is the day after the date on which such notice is sent through a reputable national overnight courier service and (iii) on the date that is five days after the date on which such notice is sent by registered or certified mail. No notice, request or other communication hereunder to be delivered by or on behalf of Sellers shall be valid unless delivered on behalf of both Sellers.
Section 11.3    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.
Section 11.4    Rights. The failure of a Party to exercise any right granted hereunder will not impair nor be deemed a waiver of such Party’s privilege of exercising that right at any subsequent time or times, except as expressly provided herein.
Section 11.5    Amendments. This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement; provided, that no amendment, waiver or other modification that could reasonably be expected to be adverse in any respect to the Buyer’s and its Affiliates’ Financing Sources may be

made to this Section 11.5, and Sections 11.1, 11.7(e), 11.8 and 11.20 without the prior written consent of such Financing Sources.
Section 11.6    No Waiver. No waiver by a Party of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless expressly provided. No waiver will be effective unless made in writing and signed by the Party to be charged with such waiver.
Section 11.7    Governing Law; Jurisdiction.
(a)    This Agreement will be governed by, construed, and enforced in accordance with the Laws of the State of Delaware, without regard to choice of law principles that would require the application of the Laws of any other jurisdiction.
(b)    Each Party agrees that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement or the transactions contemplated hereby will be in any state or federal court in Houston, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby. The Parties further agree that the Parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding the foregoing, each Seller shall be entitled to enforce the provisions of Section 6.10 in any court of competent jurisdiction.
(c)    To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 11.7(b).
(d)    Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any court referred to in Section 11.7(b). Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(e)    Notwithstanding anything in clause (b) or in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any legal action, suit or proceeding (whether at law, in equity, in contract, in tort or otherwise) against any of Buyer’s or its Affiliates’ Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the debt financing or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof).
Section 11.8    Jury Waiver. TO THE EXTENT NOT PROHIBITED BY LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, THE RIGHT TO A JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DEBT FINANCING (OR AGAINST ANY FINANCING SOURCE) OR THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 11.9    No Third Party Beneficiaries. Except for the Persons indemnified hereunder including Section 6.11, Section 6.17 and Article 10, this Agreement is for the sole benefit of the Parties and will not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person will be deemed a third party beneficiary to this Agreement; provided, however, that the rights of the Financing Sources provided in this Section 11.9 and Sections 11.1, 11.5, 11.7(e), 11.8 and 11.20 shall be enforceable by the Financing Sources, their respective Affiliates and their respective successors and permitted assigns.
Section 11.10    Further Assurances. Subject to the terms and conditions set forth in this Agreement, each Party will take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement; provided, however, that no such act or document shall increase a Party’s liabilities or obligations, or decrease its rights or benefits, under this Agreement or any Transaction Document.
Section 11.11    Expenses. Except as otherwise expressly provided herein, each Party will bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions will be consummated, including all fees of its legal counsel, financial advisers, accountants and other Representatives.
Section 11.12    Entire Agreement. This Agreement (together with the schedules and exhibits attached hereto), the Confidentiality Agreement, and the other Transaction Documents, constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by the Parties or any of their respective Affiliates relating to the transactions contemplated hereby and thereby.
Section 11.13    Schedules. Unless the context otherwise requires, all capitalized terms used on the Schedules will have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter on the Schedules will be construed as an admission, acknowledgment, or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed on the Schedules. No disclosure on the Schedules relating to any possible breach or violation of any agreement, Law or Governmental Authorization will be construed as an admission or indication that any such breach or violation exists or has actually occurred.
Section 11.14    Headings. The table of contents, headings and captions in this Agreement have been inserted for convenience of reference only and will not define or limit any of the terms and provisions hereof.
Section 11.15    Rights and Remedies. Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies, and defenses to which such Party is or may be entitled arising from or out of this Agreement or as otherwise provided by Law.
Section 11.16    Specific Performance. Each of the Parties acknowledges and agrees that the other Party(ies) would be damaged irreparably in the event that the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party(ies) will be entitled, subject to compliance with Section 11.7, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled under this Agreement.
Section 11.17    No Inducements. No director, employee, or agent of any Party will give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement.
Section 11.18    No Partnership. Nothing contained in this Agreement will be construed to create an association, trust, partnership or joint venture or impose a trust, fiduciary, or partnership duty, obligation, or liability on or with regard to either Party other than for federal and applicable state income Tax purposes.
Section 11.19    Waiver of Conflicts Regarding Representation; Attorney Client Privilege.
(a)    Buyer shall not assert, and after Closing, agrees to cause each Acquired Company and their respective Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of the Sellers, or any of their respective Affiliates (excluding, after Closing, the Acquired Companies), or any officer, manager, employee or director of the Sellers, or any of their respective Affiliates in any matter involving Buyer, or its Affiliates (after Closing, including the Acquired Companies), or this Agreement or any other Transaction Document or transactions contemplated hereby or thereby (including any litigation, arbitration, mediation or other Proceeding), by Locke Lord LLP and Akin Gump Strauss Hauer & Feld LLP, which firms are representing Medallion and Laredo, respectively, in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement.

(b)    Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Acquired Companies, that all communications in any form or format whatsoever, including email communications, between or among Locke Lord LLP or Akin Gump Strauss Hauer & Feld LLP, as applicable, and internal legal counsel of Medallion and its Affiliates (collectively, “Medallion Counsel”) or Laredo and its Affiliates, as applicable (collectively, “Laredo Counsel”), on the one hand, and any Acquired Company and the Sellers, or any of their respective Affiliates or Representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising in connection with this Agreement (including, for the avoidance of doubt, all of the client files, records and attorney work product in the possession of Medallion Counsel or Laredo Counsel, as applicable, related to this Agreement and the transactions contemplated hereby, collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and that the Privileged Communications and the expectation of client confidence relating thereto belong solely to Medallion or Laredo, as applicable, shall be controlled by such Seller and shall not pass to or be claimed by Buyer or the Acquired Companies.
(c)    As to any such Privileged Communications occurring prior to the Closing Date, Buyer agrees that none of Buyer, the Acquired Companies or any of their respective Affiliates, successors or assigns will after the Closing use or rely on any of the Privileged Communications in any action against or involving the Sellers or their respective Affiliates. The Privileged Communications may be used by the Sellers and/or any of their respective Affiliates in connection with any dispute that relates in any way to the transactions contemplated hereby, including in any claim for indemnification brought by Buyer Indemnified Parties. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, any Acquired Company and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Acquired Companies may assert the attorney-client privilege and/or attorney work product protections to prevent disclosure of confidential communications by Medallion Counsel or Laredo Counsel, as applicable, to such third party; provided, however, that the Acquired Companies may not waive such privilege without the prior written consent of the applicable Seller. In the event that Buyer or any Acquired Company is legally required by order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, Buyer shall immediately (and, in any event, within two Business Days) notify the applicable Seller in writing (including by making specific reference to this section) so that such Seller can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith.
(d)    To the extent that files or other materials maintained by Medallion Counsel or Laredo Counsel, as applicable, constitute property of its clients, only the applicable Seller shall hold such property rights and Medallion Counsel or Laredo Counsel, as applicable, shall have no duty to reveal or disclose any such files or other materials or any Privileged Communications by reason of any attorney-client relationship between Medallion Counsel or Laredo Counsel, as applicable, on the one hand, and any Acquired Company, on the other hand.
(e)    Buyer agrees that it will not, and that after Closing it will cause each Acquired Company not to, (i) access or use the Privileged Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Sellers waive the attorney-client or other privilege, or by otherwise asserting that Buyer or any such Acquired Company has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Privileged Communications from Medallion Counsel or Laredo Counsel, as applicable.
Section 11.20    No Recourse; Release.
(a)    Except as may be expressed in this Agreement, or the Equity Commitment Letter and Limited Guarantee delivered in connection herewith (and then only to the extent of the specific obligations undertaken by such party to the Equity Commitment Letter and Limited Guarantee and not otherwise), this Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Person. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, Financing Source, or other Representative of any Party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby.
(b)    Effective immediately upon the Closing, each Seller on behalf of itself and its officers, directors, equityholders, subsidiaries and Affiliates, and each of their respective successors and assigns hereby unconditionally waives, acquits, forever discharges and releases, to the fullest extent permitted by law, Buyer, each Acquired Company and each Affiliate of the foregoing and the subsidiaries, direct and indirect equity holders, directors, officers, employees, attorneys, agents, Representatives, successors and assigns of the foregoing and their respective Affiliates (each, a “Releasee”) of, from and against any and all actions, claims, causes of action, demands, damages, judgments, debts, dues, suits, liabilities and obligations of every kind, nature and description whatsoever, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, or determined or determinable, which such Seller ever had, now has or may have on or by reason of any matter, cause or thing whatsoever, in respect of such Seller’s standing as a former purchaser and/or holder (directly or indirectly) of the Membership Interests, and each Seller shall not assert any claim against the Releasees in respect of such released matters; provided that the following shall not be considered released claims: (i) claims arising under this Agreement or any other Transaction Document (including indemnification claims), (ii) subject to Section 6.17, any rights to indemnification or reimbursement from any Acquired Company whether pursuant to its Organizational Documents, contracts or otherwise and whether or not relating to claims pending on, or asserted after, the date hereof, (iii) any rights to earned but unpaid salary through the date hereof (including unreimbursed travel or other expenses consistent with the Company’s reimbursement policies for such expenses) or to benefits under any employee benefit plan or arrangement and (iv) the filing of any claims under state workers’ compensation or unemployment laws, or claims which by legal requirement cannot be waived, including rights to file a charge with an administrative agency or participate in an agency investigation.

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the undersigned as of the date first above written.
COMPANY:

MEDALLION GATHERING & PROCESSING, LLC

By:     /s/ Randy Lentz
Name: Randy Lentz
Title: President

Signature Page to
Membership Interest Purchase and Sale Agreement

SELLER:

MEDALLION MIDSTREAM HOLDINGS, LLC

By: /s/ Randy Lentz
Name: Randy Lentz
Title: President

Signature Page to
Membership Interest Purchase and Sale Agreement

LAREDO MIDSTREAM SERVICES, LLC

By:     /s/ Randy A. Foutch
Name: Randy A. Foutch
Title: CEO

Signature Page to
Membership Interest Purchase and Sale Agreement

BUYER:

MEDALLION MIDLAND ACQUISITION, LLC

By:     /s/ Matthew Harris
Name: Matthew Harris
Title: Manager

Signature Page to
Membership Interest Purchase and Sale Agreement

The undersigned Medallion Indemnifying Parties hereby join in this Agreement solely with respect to the indemnification obligations of the Medallion Indemnifying Parties under Article 10.

OTHER MEDALLION INDEMNIFYING     PARTIES:

THE ENERGY & MINERALS GROUP FUND II, L.P.
By: EMG Fund II GP, LP, its general partner
By: EMG Fund II, LLC, its general partner

By:     /s/ John T. Raymond
John T. Raymond
Chief Executive Officer

EMG FUND II OFFSHORE HOLDINGS, LP
By: EMG Fund II GP, LP, its general partner
By: EMG Fund II, LLC, its general partner

By:     /s/ John T. Raymond
John T. Raymond
Chief Executive Officer

EMG FUND II DUTCH OFFSHORE HOLDINGS, LP
By: EMG Fund II GP, LP, its general partner
By: EMG Fund II, LLC, its general partner

By:     /s/ John T. Raymond
John T. Raymond
Chief Executive Officer

Signature Page to
Membership Interest Purchase and Sale Agreement

The undersigned Laredo Indemnifying Parties hereby join in this Agreement solely with respect to the indemnification obligations of the Laredo Indemnifying Parties under Article 10.

OTHER LAREDO INDEMNIFYING PARTIES
:

LAREDO PETROLEUM, INC.

By:     /s/ Randy A. Foutch
Name: Randy A. Foutch
Title: Chairman & CEO

Signature Page to
Membership Interest Purchase and Sale Agreement